EXHIBIT 99

                            ASSET PURCHASE AGREEMENT



                                     Between



                           GTE ARKANSAS INCORPORATED,
                            GTE MIDWEST INCORPORATED

                                       and

                           GTE SOUTHWEST INCORPORATED,

                                   as Sellers,

                                       and



                                CENTURYTEL, INC.,

                                    as Buyer



                                  June 29, 1999



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                                TABLE OF CONTENTS

                                                                           Page

ARTICLE 1   DEFINITIONS......................................................1

      1.1   Terms............................................................1
      1.2   Interpretation..................................................11

ARTICLE 2   PURCHASE AND SALE OF ASSETS.....................................11

      2.1   Purchase and Sale of Assets.....................................11
      2.3   Excluded Property...............................................12
      2.4   Assumption of Liabilities.......................................13
            2.4.1 Assumed Liabilities.......................................13
            2.4.2 Retained Liabilities......................................14
      2.5   No Assignment Without Consent...................................15

ARTICLE 3   ARTICLE 3. PURCHASE PRICE.......................................16

      3.1   Purchase Price..................................................16
      3.2   Closing Date Estimate...........................................16
      3.3   Closing Date Statement..........................................17
      3.4   Performance Deposit.............................................18

ARTICLE 4   REQUIRED APPROVALS, CONSENTS AND NOTIFICATIONS..................19

      4.1   State Regulatory Approval.......................................19
      4.2   Bondholder Consents.............................................19
      4.3   Material Consents...............................................19
      4.4   FCC Consents....................................................19
      4.5   HSR Act Review..................................................19
      4.6   Notification....................................................20
      4.7   GTE/Bell Atlantic Merger........................................20

ARTICLE 5   PRE-CLOSING COVENANTS...........................................20

      5.1   Investigation by Buyer..........................................20
      5.2   Operation of the Business in the Ordinary Course................21
            5.2.1 Preservation of Business..................................21
            5.2.2 No Material Changes.......................................21
      5.3   Satisfaction of Conditions......................................22
      5.4   Approvals.......................................................22
      5.5   Financial Statements............................................23
      5.6   Capital Expenditures............................................23
      5.7   Delivery of Interim Information.................................23
      5.8   Cooperation with Respect to Like-Kind Exchange..................23
      5.9   Additional Exchanges............................................24

ARTICLE 6   CONDITIONS PRECEDENT TO THE CLOSING.............................24

      6.1   Conditions Precedent to Obligations of Buyer....................24
            6.1.1 No Misrepresentation or Breach of Covenants and
                  Warranties................................................24
            6.1.2 Documents.................................................25
            6.1.3 HSR.......................................................25
            6.1.4 No Legal Obstruction......................................25
            6.1.5 No Material Adverse Effect................................25
      6.2   Conditions Precedent to Obligations of Sellers..................25
            6.2.1 No Misrepresentation or Breach of Covenants and
                  Warranties................................................25
            6.2.2 Documents.................................................25
            6.2.3 Delivery of Closing Date Amount...........................25
            6.2.4 HSR.......................................................26
            6.2.5 No Legal Obstruction......................................26

ARTICLE 7   THE CLOSING.....................................................26

      7.1   The Closing.....................................................26
      7.2   Sellers' Obligations at Closing.................................26
      7.3   Buyer's Obligations at Closing..................................27

ARTICLE 8   REPRESENTATIONS AND WARRANTIES..................................27

      8.1   Representations and Warranties of Sellers.......................27
            8.1.1  Authorization and Effect of Agreement....................28
            8.1.2  No Restrictions Against Sale or Assignment of the
                   Purchased Property.......................................28
            8.1.3  Consents, Approvals and Permits of Governmental
                   Authorities..............................................28
            8.1.4  No Violation of Law......................................28
            8.1.5  Corporate Organization...................................29
            8.1.6  Brokers..................................................29
            8.1.7  Title to Owned Real Property.............................29
            8.1.8  Real Property Leases.....................................29
            8.1.9  Tangible Assets..........................................29
            8.1.10 No Material Adverse Change...............................30
            8.1.11 Material Contracts.......................................30
            8.1.12 Insurance................................................31
            8.1.13 Taxes....................................................31
            8.1.14 No Material Claims or Suits..............................31
            8.1.15 Tariffs; FCC Licenses....................................31
            8.1.16 Employee Matters.........................................32
            8.1.17 Schedules of Telephone Plant.............................34
            8.1.18 Schedule of Real Property Interests......................34
            8.1.19 Environmental Matters....................................34
            8.1.20 Schedule of Joint Construction Projects..................35
            8.1.21 Financial Statements.....................................35
            8.1.22 Year 2000 Compliance.....................................36
            8.1.23 Access Line Count........................................37
      8.2   Representations and Warranties of Buyer.........................37
            8.2.1 Corporate Organization....................................37
            8.2.2 Authorization and Effect of Agreement.....................37
            8.2.3 No Restrictions Against Purchase of the Purchased
                  Properties................................................37
            8.2.4 No Violation of Law.......................................37
            8.2.5 Financial Capacity........................................38
            8.2.6 Brokers...................................................38
            8.2.7 Consents and Approvals of Governmental Authority..........38

ARTICLE 9   CONTINUING BUSINESS RELATIONSHIPS...............................38

      9.1   Transition Services Agreement...................................38
      9.2   Optional Services Agreement.....................................38
      9.3   Directory Publishing............................................39
            9.3.1 Assumption of Certain Directory Publishing Agreement
                  Rights and Obligations....................................39
            9.3.2 Co-Bound Directories Acknowledgement......................39
            9.3.3 Meeting to Discuss Directory Publication..................39
      9.4   GTE Telecom Agreements..........................................39

ARTICLE 10  ADDITIONAL COVENANTS OF THE PARTIES.............................40

      10.1  Intellectual Property...........................................40
            10.1.1 No License...............................................40
            10.1.2 Infringement.............................................40
            10.1.3 Trademark Phaseout.......................................40
            10.1.4 Software.................................................41
      10.2  Effect of Due Diligence and Related Matters.....................42
      10.3  Confidentiality.................................................43
      10.4  Further Assurances..............................................43
      10.5  Prorations......................................................43
      10.6  Cost Studies/NECA Matters.......................................43
            10.6.1 Prior to Closing.........................................43
            10.6.2 From and After Closing...................................44
      10.7  Customer Deposits and Construction Advances.....................45
      10.8  Access to Books and Records.....................................45
      10.9  Purchase Price Allocation.......................................45
      10.10 Owned Real Property Transfers...................................46
      10.11 Transaction Taxes...............................................47
      10.12 Bulk Sales Laws.................................................47
      10.13 Prepaid Non-regulated Maintenance Agreements....................47
      10.14 Vehicle Registration............................................47
      10.15 Carrier Access Billing and Accounts Receivable Transition.......47
      10.16 End-User Billing and Accounts Receivable Transition.............48
      10.17 Cooperation.....................................................48

ARTICLE 11  EMPLOYEES AND EMPLOYEE MATTERS..................................49

      11.1  Employment of Transferred Employees.............................49
            11.1.1. Assumption of Collective Bargaining Agreement
                     Obligations............................................49
            11.1.2  Assumption of Employment and Other Agreements...........50
            11.1.3  Recognition of Transferred Employee Service.............50
            11.1.4  Assumption of Obligation to Pay Bonuses.................50
            11.1.5  No Duplicate Benefits; Dependents and Beneficiaries.....51
            11.1.6  Affiliate Employees.....................................51
            11.1.7  Term of Assumed Obligations.............................51
      11.2  Transferred Employee Benefit Matters............................51
            11.2.1  Defined Benefit Plans...................................51
            11.2.2  Savings Plans...........................................57
            11.2.3  Welfare Plans...........................................59
      11.3  Miscellaneous Benefits..........................................61
            11.3.1  Loans...................................................61
            11.3.2  Vacation................................................62
      11.4  Employee Rights.................................................63
      11.5  WARN Act Requirements...........................................63
      11.6  Indemnification.................................................63
            11.6.1  Indemnification of Sellers..............................63
            11.6.2  Indemnification of Buyer............................... 64
      11.7  Special Provisions For Certain Employees........................64

ARTICLE 12  INDEMNIFICATION.................................................65

      12.1  Survival of Representations, Warranties and Covenants...........65
      12.2  Indemnification.................................................66
      12.3  Limitations on Liability........................................66
      12.4  Defense of Claims...............................................68

ARTICLE 13  TERMINATION.....................................................70

      13.1  Termination Rights..............................................70
      13.2  Good Faith Performance..........................................70
      13.3  Effect of Termination...........................................70

ARTICLE 14  MISCELLANEOUS...................................................71

      14.1  Notices.........................................................71
      14.2  Information Releases............................................72
      14.3  Expenses........................................................73
      14.4  Successors and Assigns..........................................73
      14.5  Amendments......................................................73
      14.6  Captions........................................................73
      14.7  Entire Agreement................................................73
      14.8  Waiver..........................................................73
      14.9  Third Parties...................................................74
      14.10 Counterparts....................................................74
      14.11 Governing Law...................................................74
      14.12 Further Assurances..............................................74
      14.13 Severability....................................................74
      14.14 Representation by Counsel; Interpretation.......................74

                               INDEX OF SCHEDULES


Schedule*   Title
--------    -----

1.1-A       Assigned Contracts
1.1-B       Excluded Contracts
1.1-C       Purchased Exchanges
1.1-D       License Agreement
1.1-E       National Account Agreement Customers
2.3(g)      Other Excluded Property
4.3         Material Consents
4.4         FCC Consents/Waivers
5.2.1       Operation of the Business
5.2.2(c)    Increase in Transferred Employee Benefits
5.2.2(d)    Dispositions
5.9         Additional Exchanges
6.1.1       Sellers' Closing Certificate
6.2.1       Buyer's Closing Certificate
7.2(a)      Bill of Sale and Assignment and Assumption Agreement
7.2(b)      Legal Opinion of Sellers' Counsel
7.2(g)      Affidavit as to Status of Foreign Person
7.3(c)      Legal Opinion of Buyer's Counsel
8.1.3       Consents, Approvals and Permits of Governmental Authorities
8.1.4       Violation of Law
8.1.7(a)    Owned Real Property
8.1.7(b)    Bondholders Liens
8.1.8       Real Property Leases
8.1.9       Title Exceptions for Tangible Purchased Property
8.1.10      Material Adverse Changes
8.1.11(a)   Material Contracts - Limitations on Competition
8.1.11(b)   Material Contracts - Liens
8.1.11(c)   Material Contracts - Sale of Purchased Property
8.1.11(d)   Material Contracts - Public Communications
8.1.11(e)   Material Contracts - Ordinary Course
8.1.13      Exceptions to Tax Return Filings
8.1.14      State and Federal Claims/Suits
8.1.15(a)   Tariff Proceedings
8.1.15(b)   FCC Licenses
8.1.16(a)   Employee Matters - Sellers' Employee Benefit Plans
8.1.16(b)   Employee Matters - Sellers' Material Liabilities under ERISA
8.1.16(c)   Employee Matters - Sellers' ERISA Plans - Compliance
8.1.16(d)   Employee Matters - Sellers' Multiemployer Plans
8.1.16(e)   Employee Matters - Sellers' Union Representation
8.1.17      Telephone Plant
8.1.18      Real Property Interests List
8.1.19      Environmental Matters
8.1.20      Joint Construction Projects
8.1.21(a)   Financial Statement - Estimated Income Statement
8.1.21(b)   Financial Statement - Estimated Balance Sheet
8.1.21(c)   Financial Statement - Estimated Statement of Cash Flows
9.1         Transition Services Agreement
9.2         Optional Services Agreement
9.3.1       Directory Publishing Agreements
9.3.2       Co-Bound Directory Agreements
9.4         GTE Telecom Agreements
11.1        Employees and Employee Matters - Transferred Employees and LTD
              Recipients
11.1.1      Employees and Employee Matters - Collective Bargaining Agreements
11.1.2      Employees and Employee Matters - Employment Agreement Obligations
              and Exceptions
11.1.4      Employees and Employee Matters - Sellers' Bonus Plans
11.3.1      Employees and Employee Matters - Employment Loans


*  The Schedule numbers refer to the appropriate Section within the Agreement.

                            ASSET PURCHASE AGREEMENT


            THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 29th day of June, 1999, by and between CenturyTel, Inc., a Louisiana corporation ("Buyer"), and GTE Arkansas Incorporated, a Delaware corporation, GTE Midwest Incorporated, a Delaware corporation, and GTE Southwest Incorporated, a Delaware corporation (collectively, "Sellers").

                                    RECITALS

            WHEREAS, Sellers are in the business of providing regulated local exchange telephone service in certain areas of the state of Arkansas; and

            WHEREAS, Sellers desire to sell, convey, assign, transfer and deliver to Buyer, and Buyer desires to purchase and accept from Sellers, certain of their telephone properties and related assets used in the provision of such service, upon the terms and conditions set forth in this Agreement.

            NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

      1.1   Terms.  For purposes of this Agreement and any amendment hereto, the
            -----
following terms are defined as set out below or in the Section referenced below:

            "Accounts Receivable Settlement Statements" is defined in Section 10.16(b).

            "Acquired  Local Loop" means a "Local  Loop" as defined in 47 C.F.R.
Section 51.319(a) of the FCC's rules, which Local Loop is part of the Purchased Exchanges.

            "Active Employees" is defined in Section 11.1.

            "Additional Exchanges" is defined in Section 5.9.

            "Advanced Billings" means amounts arising primarily from the operation of the Business that have been billed by Sellers as of the Closing Date but that are unearned because they relate to provision of service after the Closing Date.

            "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

            "Allocation" is defined in Section 10.9.

            "Ancillary Documents" means the Transition Services Agreement, the Optional Services Agreement, the License Agreement, the GTE Telecom Agreements and the Bill of Sale and Assignment and Assumption Agreement.

            "Assigned  Contracts"  means  Contracts to which Sellers are a party
(i) which relate primarily to the operation of the Business, other than the Excluded Contracts, Real Property Interests, Real Property Leases and Third Party Intellectual Property Contracts, and (ii) any other Contract to which Sellers or their Affiliates are a party and is listed on Schedule 1.1-A.

            "Assigned Permits" means, to the extent assignable, all permits, licenses, franchises, approvals and authorizations of Sellers issued or granted by any Governmental Authority that relate primarily to the operation of the Business, other than the FCC Licenses and the Excluded Permits.

            "Assumed Liabilities" is defined in Section 2.4.1

            "Automated Assets" is defined in Section 8.1.22.

            "Bargained Welfare Plans" is defined in Section 11.2.3(a).

            "Base Purchase Price" is defined in Section 3.1.

            "Bill of Sale and Assignment and Assumption Agreement" is defined in Section 7.2(a).

            "Bondholder Consents" is defined in Section 4.2.

            "Bondholders" means the Persons listed on Schedule 8.1.7(b).

            "Business"  means the business of providing in the  geographic  area serviced by the Purchased Exchanges (i) local exchange (including extended community calling and extended area service), exchange access, switched, dedicated, special access, tandem, end office switching service and intra-LATA toll telecommunications services to end users, (ii) exchange access telecommunications services to interexchange carriers and other local exchange carriers, (iii) retail sales, leasing and maintenance of telephone equipment and products (including customer premises equipment), (iv) non-tariffed public communications (pay telephones) and commercial telecommunications services facilities leasing, and (v) provision of subscriber listing information (including directory services).

            "Buyer Pension" is defined in Section 11.2.1(c)(iii)(B).

            "Buyer Pension Plan" and "Buyer Pension Plans" are defined in
Section 11.2.1(b).

            "Buyer Savings Plan" and "Buyer Savings Plans" are defined in
Section 11.2.2(b).

            "Buyer Welfare Plans" is defined in Section 11.2.3(a).

            "Buyer's Actuary" is defined in Section 11.2.1(d)(ii).

            "Buyer's Closing Certificate" is defined in Section 6.2.1.

            "Calendar-Related" is defined in Section 8.1.22.

            "Capital Expenditure Amount" is defined in Section 5.6.

            "Capital Expenditure Deficiency" is defined in Section 5.6.

            "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

            "Closing" is defined in Section 7.1.

            "Closing Date" is defined in Section 7.1.

            "Closing Date Amount" is defined in Section 3.2(b).

            "Closing Date Statement" is defined in Section 3.3.

            "CLTA" is defined in Section 10.10.

            "Co-Bound Directories" is defined in Section 9.3.2.

            "Confidentiality Agreement" means the Confidentiality Agreement dated as of August 24, 1998, between Buyer, Sellers and certain Affiliates of Sellers.

            "Construction Advances" means advances collected by Sellers for the future performance of non-regulated construction in the Purchased Exchanges.

            "Contracts" means all contracts, leases, indentures, agreements, and other legally binding arrangements.

            "Customer Advances" means amounts arising from the operation of the Business that have been billed and collected by Sellers as of the Closing Date but that are unearned because they relate to the provision of service after the Closing Date.

            "Customer Deposits" is defined in Section 10.7.

            "Date Data" is defined in Section 8.1.22.

            "Deposit" is defined in Section 3.4.

            "Deposit L/C" is defined in Section 3.4.

            "Direct Claim" is defined in Section 12.4(b).

            "DOJ" is defined in Section 4.5.

            "Due Diligence Materials" means all materials contained in the six volumes delivered to Buyer on June 25, 1999.

            "Earned End-User Accounts Receivable" means accounts receivable arising primarily from the operation of the Business that have been earned by Sellers' provision of service on or before the Closing Date excluding amounts billed through the carrier access billing system to interexchange carriers.

            "Earned End-User Accounts Receivable Amount" means the aggregate amount of all Earned End-User Accounts Receivable as of the Closing Date, less a discount for anticipated uncollectible Earned End-User Accounts Receivable in an amount equal to the Uncollectible Factor multiplied by the Earned End-User Accounts Receivable as of the Closing Date.

            "Employment Agreements" is defined in Section 8.1.16(a).

            "Environmental Requirements" means all federal, state, interstate and local government or agency Laws relating to pollution or protection of human health and safety or the environment (including, without limitation, air, surface water, ground water, land surface and subsurface strata), including, without limitation, Laws relating to emissions, discharges, releases or threatened releases of Regulated Materials; or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Regulated Materials.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "ERISA Plans" is defined in Section 8.1.16(a).

            "Estimated Non-Regulated Construction Work in Process Amount" is defined in Section 3.2(a).

            "Estimated Regulatory Obligation Amount" is defined in Section
3.2(a).

            "Evaluation Material" is defined in the first paragraph of the Confidentiality Agreement.

            "Excluded Contracts" means all billing and collection agreements, interconnection agreements, National Account Agreements, billing media agreements, vehicle leasing agreements, except to the extent expressly listed on
Schedule 1.1-A, and (ii) such other agreements as are listed on Schedule 1.1-B.

            "Excluded Marks" means all trademarks, applications for trademark registration, service marks, applications for service mark registration, trade names, domain names and related registrations owned by Sellers or an Affiliate of Sellers, or licensed to Sellers or an Affiliate of Sellers by any Person, and any derivations of the foregoing.

            "Excluded   Permits"  means  the  permits,   licenses,   franchises,
approvals and authorizations of Sellers by Governmental Authorities that relate to the Excluded Property.

            "Excluded Property" is defined in Section 2.3.

            "Executive Officers" of Sellers means the regional president of the region that includes the Purchased Exchanges, the general manager and the director of infrastructure provisioning for the Purchased Exchanges and the general manager of customer operations for the Purchased Exchanges.

            "Expiration Date" is defined in Section 12.1(a).

            "FCC" means the Federal Communications Commission.

            "FCC Consents" is defined in Section 4.4.

            "FCC Licenses" means all licenses, certificates, permits or other authorizations granted to Sellers by the FCC that are used primarily in the operation of the Business.

            "Final Order" is defined in Section 6.1.4.

            "Financial Statements" is defined in Section 8.1.21.

            "FRP" is defined in Section 11.2.3(e).

            "FTC" is defined in Section 4.5.

            "Future Capital Expenditure Obligations" is defined in Section 2.4.1(h).

            "Future Regulatory Obligations" is defined in Section 2.4.1(g).

            "GAAP" means United States generally accepted accounting principles.

            "GATT Grandfathered Participant" is defined in Section 11.2.1(c)(ii)(C).

            "Governmental Authority" means any court or any federal, state or foreign governmental, legislative, administrative or regulatory body, agency, department, authority or other instrumentality.

            "GTE Telecom Agreements" is defined in Section 9.4.

            "GTE Telecom Assets" is defined in Section 9.4.

            "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            "Indemnifiable Losses" is defined in Section 12.3(a).

            "Indemnification Payment" is defined in Section 12.3(a).

            "Indemnifying Party" is defined in Section 12.3(a).

            "Indemnitee" is defined in Section 12.3(a).

            "Intellectual Property" means all inventions (whether patentable or not and whether or not such inventions are described or claimed in any patent or patent application), designs (useful or ornamental), and works subject to copyright protection, invention disclosures, specifications, manuals, drawings, functional or system block diagrams, flow charts, circuit diagrams, design or user documentation, engineering notebooks, schematics, test programs, documented procedures, documented processes, documented flows, devices, software (in any form), or firmware, and all intellectual property rights therein or based thereon, including patents, patent applications (including continuations, continuations-in-part, divisions, reissues), reexamined patents and extensions thereof, copyrights (whether registered or unregistered), and trade secrets.

            "IRC" means the Internal Revenue Code of 1986, as amended.

            "IRS" means the Internal Revenue Service.

            "Joint Construction Projects" is defined in Section 2.4.1(d).

            "LTD Recipient" is defined in Section 11.7.

            "Law" or "Laws" means any statute, rule, regulation, mandate, decree, decision, order or ordinance of any Governmental Authority.

            "Leased Real Property" means the real property leased to Sellers under the Real Property Leases.

            "License  Agreement" means the license agreement  attached hereto as
Schedule 1.1-D pursuant to which Sellers grant to Buyer certain rights and licenses under Licensed Intellectual Property.

            "Licensed Intellectual Property" means Intellectual Property owned by Sellers, and Third Party Intellectual Property licensed to Sellers which Sellers have the right to sublicense to Buyer and its Affiliates without the payment of compensation or other consideration to any Person, and which Intellectual Property and Third Party Intellectual Property (i) are required for the use or maintenance (to the extent not provided by the owner or licensor of the Third Party Intellectual Property) of the Purchased Exchanges, (ii) are located in the geographic area of the Purchased Exchanges, and (iii) are used in the operation of the Business as of the Closing; provided that Licensed Intellectual Property shall at all times be Excluded Property.

            "Lien" means any lien, charge, pledge, option, mortgage, security interest, right of first refusal or other encumbrance.

            "Material Adverse Effect" means a materially adverse effect on the Business or the Purchased Property, taken as a whole, other than effects relating to or arising from (i) the execution of this Agreement, (ii) the United States economy generally or Arkansas in particular, or (iii) events or circumstances that affect the Business in the same manner and to the same extent as other businesses in the industry generally.

            "Material and Supply Inventory" is defined in the FCC's Part 32 Uniform System of Accounts.

            "Material Consents" is defined in Section 4.3.

            "Material Contracts" is defined in Section 8.1.11.

            "Merger" means the proposed merger involving GTE Corporation and Bell Atlantic Corporation and their respective Subsidiaries.

            "National Account Agreements" means agreements between Sellers or their Affiliates with those customers listed on Schedule 1.1-E.

            "NECA" is defined in Section 10.6.1.

            "Non-Regulated Construction" means all construction related to non-tariffed activities, including PBX, CPE and related construction activities.

            "Non-Regulated Construction Work in Process Amount" means amounts expended by Sellers for non-regulated construction work not completed as of Closing Date, net of Construction Advances related to such construction work. Non-Regulated Construction Work in Process Amount is billable by Buyer to third parties after Closing Date.

            "Non-Union Welfare Plans" is defined in Section 11.2.3(a).

            "Optional Services Agreement" is defined in Section 9.2.

            "Owned Real Property" means the real property (i) owned in fee by Sellers, (ii) located in the geographic area of the Purchased Exchanges and
(iii)used primarily in the operation of the Business, including all land, buildings, structures, appurtenances and improvements located thereon.

            "Participant Loans" is defined in Section 11.2.2(c)(i).

            "PBGC" means the Pension Benefit Guaranty Corporation.

            "Pension Assets" is defined in Section 11.2.1(d)(i).

            "Periodic Taxes" is defined in Section 10.5.

            "Permitted Encumbrances" means (i) Liens for current Taxes and assessments not yet delinquent, or the amount or validity of which is being contested in good faith by appropriate proceedings during which collection or enforcement against the relevant property is stayed, (ii) standard utility easements, covenants and restrictions of record that do not individually or in the aggregate materially interfere with the operation of the Business as currently conducted on the Owned Real Property affected thereby, (iii) mechanics', carriers', workers', repairers' and other statutory Liens, satisfaction of which has not come due in the ordinary course of business, (iv) existing zoning or similar Laws or ordinances that do not interfere with the operation of the Business, (v) leases otherwise disclosed herein, and (vi) any other Liens that do not materially interfere with the operations of the Purchased Property in a manner consistent with the current use by Sellers.

            "Person" means an individual, corporation, partnership, trust, association, limited liability company or similar entity or organization.

            "Plans" is defined in Section 8.1.16(a).

            "Price-Cap Regulation Entity" means an entity subject to price-cap regulation within the meaning of 47 C.F.R Section 61.41(c)(2) (the "all-or-nothing" rule).

            "Proration Periods" is defined in Section 10.5.

            "Publisher" is defined in Section 9.3.1.

            "Publishing Agreement" is defined in Section 9.3.1.

            "PUC" shall mean the Public Utilities Commission of the State of Arkansas.

            "Purchase Price" is defined in Section 3.3(c).

            "Purchased Exchanges" means the telephone exchanges listed in
Schedule 1.1-C.

            "Purchased Property" is defined in Section 2.2.

            "Rate-of-Return Regulation Entity" means an entity not subject to price-cap regulation within the meaning of 47 C.F.R. Section 61.41(c)(2) (the "all-or-nothing" rule).

            "Real Property Interests" means all easements, rights of way, licenses or other interests in real property of Sellers that are used primarily in the operation of the Business, and are located in the geographic area of the Purchased Exchanges, other than Owned Real Property or Leased Real Property.

            "Real Property Leases" means the Leases set forth on Schedule 8.1.8.

            "Regulated Material" means (i) any "hazardous substance" as defined in CERCLA, (ii) any petroleum or petroleum substance, and (iii) any other pollutant, waste, contaminant, or other substance regulated under Environmental Requirements.

            "Regulatory Approvals" is defined in Section 4.1.

            "Regulatory Obligation Amount" is defined in Section 3.1.

            "Retained Books and Records" means, collectively, all corporate records and stock books of Sellers and their Affiliates, the general ledger, all records required by Law to be retained by Sellers and all books and records relating to (i) Tax Returns and Tax records, (ii) Excluded Property, (iii) attorney work product, and (iv) the Retained Liabilities; provided that where reasonably necessary or prudent, "Retained Books and Records" shall also include copies of the Transferred Books and Records.

            "Retained Future Capital Expenditure Obligations" is defined in
Section 2.4.1(h).

            "Retained Future Regulatory Obligations" is defined in Section 2.4.1(g).

            "Retained Liabilities" is defined in Section 2.4.2.

            "Retired Non-Union Transferred Employee" is defined in Section 11.2.3(b)(ii).

            "Sellers' Actuary" is defined in Section 11.2.1(d)(ii).

            "Sellers' Bonus Plans" is defined in Section 11.1.4.

            "Sellers' Closing Certificate" is defined in Section 6.1.1.

            "Sellers' Hourly Pension Plan" is defined in Section
11.2.1(a)(ii).

            "Sellers' LTD Plan" is defined in Section 11.7.

            "Sellers' Pension" is defined in Section 11.2.1(c)(iii)(B).

            "Sellers' Pension Plan" and "Sellers' Pension Plans" are defined in Section 11.2.1(a)(ii).

            "Sellers' Salaried Pension Plan" is defined in Section
11.2.1(a)(i).

            "Sellers' Savings Plans" is defined in Section 11.2.2(a).

            "Sellers' Welfare Plans" is defined in Section 11.2.3(a).

            "Switch Software" means any telephone switch software licensed to Sellers which software is necessary to Sellers' current operation and use of any telephone switching equipment in the Purchased Exchanges and which equipment is included in Telephone Plant.

            System Date" is defined in Section 8.1.22.

            "Tax Returns" means a report, return or other information statement required to be supplied to or filed with a Governmental Authority with respect to Taxes.

            "Tax(es)" means any foreign, federal, state, county or local income, sales, use, transfer, excise, franchise, stamp duty, custom duty, real and personal property, gross receipt, capital stock, business and occupation, disability, employment, payroll, recording, ad valorem, unemployment compensation, profits, registration, social security, estimated, add-on, minimum, or withholding tax relating to the Business or the Purchased Exchanges and any interest and penalties and additions to such taxes (civil or criminal) related thereto or to the nonpayment thereof and related notarial fees.

            "Telephone Plant" means (i) Owned Real Property, (ii) Real Property Interests, and (iii) the machinery, equipment, inventory, vehicles (whether currently owned or leased by Sellers) and all other assets and properties used primarily in the operation of the Business, including all plant, systems, structures, construction work in progress, telephone cable (whether in service or under construction), microwave facilities (including frequency spectrum assignment), telephone line facilities, machinery, furniture, fixtures, tools, implements, conduits, stations, substations, equipment (including central office equipment, subscriber station equipment, network connection equipment and other equipment in general), instruments, house wiring connections and other personal property used primarily in the operation of the Business and located in the Purchased Exchanges, other than Excluded Property. Without limiting the generality of the foregoing, Telephone Plant includes the assets that would be properly included in the fixed assets referenced in Part 32 of the FCC Rules and Regulations (47 CFR, Part 32), as such accounts are reflected in Schedule 8.1.17.

            "Third Party Claim" is defined in Section 12.4(a).

            "Third Party Intellectual Property" means Intellectual Property owned by any Person, other than Sellers, without regard as to whether Sellers have any rights therein or the right to assign such rights to Buyer.

            "Third Party Intellectual Property Contracts" is defined in
Section 10.1.4.

            "Total Service Pension" is defined in Section 11.2.1(c)(iii)(B).

            "Transaction Taxes" is defined in Section 10.11.

            "Transferred Books and Records" means all of Sellers' customer or subscriber lists and records, accounts and billing records, plant and continuing property records, plans, blueprints, specifications, drawings, surveys, engineering reports, personnel records of Transferred Employees (where applicable), tariffs, orders or other material correspondence or records relating to regulation of the Business by any Governmental Authority, and all other documents, computer data and records, in each case relating primarily to the operation of the Business, except for the Retained Books and Records.

            "Transferred Employees" is defined in Section 11.1.

            "Transition Services Agreement" is defined in Section 9.1.

            "Transitional Year" means any calendar year (beginning with the calendar year in which the Closing occurs) in which USF distributions are based upon the costs, whether historic costs or forward-looking economic costs, reported for a calendar year in which Seller owned the Acquired Local Loop for any part of such calendar year.

            "Uncollectible Factor" is defined in Section 10.16.

            "USAC" is defined in Section 10.6.1.

            "USF" is defined in Section 10.6.1.

            "Vacation Proration Amount" is defined in Section 11.3.2.

            "Year 2000 Compliant" is defined in Section 8.1.22.

      1.2   Interpretation.
            ---------------

                 (a) Unless the context otherwise requires,(i) all references to Sections, Articles or Schedules are to Sections, Articles or Schedules of or to this Agreement, (ii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (iii) all references to the "knowledge of Sellers" are deemed to refer to the actual knowledge of the Executive Officers of Sellers, (iv) the term "primarily" means primarily or exclusively, and (v) the term "including" means including without limitation.

                 (b) No provision of this Agreement will be interpreted in favor of or against either of the parties by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of such provision or of this Agreement.

                 (c) Except as otherwise provided in this Agreement, in the event of any dispute concerning the "knowledge" of a party to this Agreement, the burden of proof shall be on the party asserting that another party had such knowledge.

                                   ARTICLE 2
                          PURCHASE AND SALE OF ASSETS

      2.1   Purchase and Sale of Assets. Upon the terms and subject to the
            ---------------------------
conditions of this Agreement, Sellers hereby agree to sell, convey, transfer, assign and deliver to Buyer and Buyer hereby agrees to purchase, acquire and accept from Sellers, in each case effective as of the Closing, all of Sellers' right, title and interest in and to the Purchased Property.

      2.2   Purchased Property.  The term "Purchased Property" means all the
            ------------------
following business, properties, assets and rights of Sellers on the Closing Date, other than the Excluded Property:

                 (i)    Telephone Plant;
                 (ii)   Earned End-User Accounts  Receivable;
                 (iii)  Material and Supply Inventory
                 (iv)   Non-Regulated Construction Work In Process
                 (v)    FCC Licenses and Assigned Permits;
                 (vi)   Assigned Contracts;
                 (vii)  Transferred Books and Records;
                 (viii) Real Property Leases;
                 (ix)   Advance Billings;
                 (x) Insurance proceeds of Sellers arising from any loss, damage or destruction of Purchased Property between the date hereof and the Closing Date, to the extent that (1)
                        such  Purchased   Property  has  not  been  replaced  by
                        Sellers, and (2) such insurance proceeds do not exceed the replacement cost of such Purchased Property; and
                 (xi) All other business, property, assets and rights of Sellers on the Closing Date not described above that relate primarily to the Purchased Exchanges.

      2.3   Excluded Property.  For purposes of this Agreement,"Excluded
            -----------------
Property" means the following:

                 (a)    Cash,cash equivalents and investments;

                 (b) All rights of Sellers and their Affiliates under this Agreement, the Ancillary Documents and the certificates and other documents delivered to Sellers by Buyer in connection with this Agreement;

                 (c) All records prepared in connection with the sale of the Business, including bids received from third parties and analysis relating to the Business;

                 (d) All rights and obligations related to the Retained Liabilities;

                 (e)    The Retained Books and Records;

                 (f) Sellers' interests in any business other than the Business, including the provision of wireless service (cellular and PCS), inter-LATA long distance and internet service or internet related services, air-to-ground communications (air phone service), and any Excluded Permits related thereto, and all assets of Sellers and their Affiliates used in con-nection with any such business or related thereto, and all assets used by Sellers and their Affiliates in rendering corporate services to Sellers or the Business that are located outside the geographic area serviced by the Purchased Exchanges

                 (g) Such other assets (i.e.,encryption decoder devices, AWAS terminals, SODA, etc.), if any, as set forth on Schedule 2.3(g);

                 (h)    The Excluded Contracts;

                 (i)    The Excluded Marks;

                 (j) All Intellectual Property,including the Licensed Intellectual Property and Third Party Intellectual Property (except for such rights to possess and use Third Party Intellectual Property as may be assigned in accordance with Section 10.1.4); and

                 (k) All of Sellers' insurance proceeds arising in connection with the operation of the Business or the Purchased Property prior to the Closing, except as described in Section 2.2(x).

      2.4   Assumption of Liabilities.
            -------------------------
            2.4.1 Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer hereby agrees to assume, as of the Closing Date, and agrees, beginning on the day following the Closing Date, to pay, perform and discharge when due the following (the "Assumed Liabilities"):

                 (a) Ordinary Course. All liabilities, responsibilities and obligations (including Taxes), arising out of or accruing or resulting from the use or ownership of the Purchased Property in the ordinary course after the Closing Date;

                 (b) Employment Matters. All liabilities, responsibilities and obligations of Buyer as provided in Article 11 with respect to Transferred Employees;

                 (c) Assigned Contracts, Real Property Interests and Real Property Leases. All liabilities, responsibilities and obligations that arise after the Closing Date in connection with the performance of the Assigned Contracts, Real Property Interests and the Real Property Leases;

                 (d) Joint Construction Projects. All liabilities, respon-sibilities and obligations to third parties that relate to arrangements and commitments between Sellers and a third party related to post-Closing engineering and construction required to complete scheduled construction of mutual transmission facilities between various switching points included in the Purchased Exchanges ("Joint Construction Projects");

                 (e) Construction in Progress. All liabilities, responsibi-lities and obligations relating to post-Closing engineering and construction required to complete scheduled construction and other capital expenditure projects for the Purchased Exchanges;

                 (f) Customer Advances, Advance Billings, Customer Deposits and Construction Advances. All liabilities, responsibilities and obligations
relating  to  Customer  Advances,   Advance  Billings,   Customer  Deposits  and
Construction Advances;

                 (g) Future Regulatory Obligations. All liabilities, responsibilities and obligations, other than Future Capital Expenditure Obligations, related to the Purchased Exchanges arising out of any Law promulgated or issued by a Governmental Authority after the Closing Date or other action taken by a Governmental Authority after the Closing Date, regardless of whether such Law or action is or purports to be based on conduct or actions that occurred at any time prior to the Closing Date ("Future Regulatory Obligations"), except that Buyer shall not be liable for any such Future Regulatory Obligation arising directly out of any intentional misconduct by Sellers or conduct by Sellers that was not reasonably prudent based on the circumstances prevailing at the time that occurred prior to the Closing Date ("Retained Future Regulatory Obligations"); provided that (i) Sellers' reliance on reasonable interpretation of existing Law or practice shall be deemed reasonably prudent, and (ii) Sellers shall not retain any liability for Future Regulatory Obligations to the extent that the costs associated with such obligations are included in Buyer's rate base for the Purchased Exchanges;

                 (h) Future Capital Expenditure Obligations. All liabilities, responsibilities and obligations related to the Purchased Exchanges arising out of any Law promulgated or issued by a Governmental Authority or other action taken by a Governmental Authority requiring any capital expenditure (other than a Future Regulatory Obligation) after the date of this Agreement, regardless of whether such Law or action is or purports to be based on conduct, facts or actions that occurred at any time prior to the date of this Agreement ("Future Capital Expenditure Obligations"), except that Buyer shall not be liable for any such Future Capital Expenditure Obligation arising directly out of any intentional misconduct by Sellers or conduct by Sellers that was not reasonably prudent based on the circumstances prevailing at the time ("Retained Future
Capital Expenditure Obligations"); provided that (i) Sellers' reliance on reasonable interpretation of existing Law or practice shall be deemed reasonably prudent, and (ii) Sellers shall not retain any liability for Future Capital Expenditure Obligations to the extent that the costs associated with such obligations are included in Buyer's rate base for the Purchased Exchanges. Prior to the Closing Date, Sellers shall notify Buyer of all material Future Capital Expenditure Obligations within a reasonable time after publication of said obligations by a Governmental Authority; and

                 (i) Litigation and Claims. All liabilities and obligations arising out of (i) litigation and claims that arise out of an occurrence after the Closing Date, (ii) litigation and claims in respect of Future Regulatory Obligations (other than Retained Future Regulatory Obligations) regardless of when filed, and (iii) claims of a Governmental Authority arising from or related to a Future Regulatory Obligation (other than Retained Future Regulatory Obligations).

Notwithstanding anything in this Section 2.4.1 to the contrary, "Assumed Liabilities" shall not include any liabilities, responsibilities or obligations expressly included in Retained Liabilities pursuant to Section 2.4.2.

            2.4.2 Retained Liabilities. Sellers jointly and severally shall retain and shall pay, perform and discharge when due, the following liabilities, responsibilities and obligations of Sellers (the "Retained Liabilities");
provided that Retained Liabilities shall not include any liability, responsibility or obligation with respect to any matter that is the subject of a representation, warranty or covenant by Sellers (breaches of which shall be handled in accordance with Article 12):

                 (a) Subject to Section 10.5, all trade payables and other accrued payment obligations of Sellers as of the Closing Date;

                 (b) All debt of Sellers (including indebtedness to the Bondholders) and debt of Sellers owed to any one or more of their Affiliates;

                 (c) Subject to Section 10.5, all federal, state and local income, franchise, gross receipts and similar Taxes of Sellers or their consoli-dated or combined group and all federal, state and local income, franchise, gross receipts and sales, use, property or other Taxes relating to the operation of the Business on or before the Closing Date or the use, ownership or operation of the Purchased Property on or before the Closing Date;

                 (d) Except to the extent otherwise provided in Article 11, all liabilities and obligations arising on or before the Closing Date with respect to the Transferred Employees, including (i) all liabilities responsibilities and obligations arising on or before the Closing Date relating to collective bargaining agreements or other union Contracts, and (ii) any such liabilities or obligations that arise after the Closing Date to the extent that such liabilities and obligations relate to facts, circumstances or conditions arising or occurring on or before the Closing Date, but excluding any Future Regulatory Obligations with respect to the Transferred Employees;

                 (e) All liabilities, responsibilities and obligations resulting from (i) litigation and claims that arise out of an occurrence prior to the Closing Date, (ii) litigation and claims in respect of Retained Future Regulatory Obligations and (iii) litigation and claims in respect of Retained Future Capital Expenditure Obligations;

                 (f) Any Retained Future Regulatory Obligations and any Retained Future Capital Expenditure Obligations; and

                 (g) All liabilities, responsibilities and obligations with respect to the Excluded Property and Excluded Contracts.

      2.5   No Assignment Without Consent.  Notwithstanding  anything to the
            -----------------------------
contrary contained in this Agreement, to the extent that the sale, conveyance, transfer, assignment or delivery or attempted sale, conveyance, transfer, assignment or delivery to Buyer of any Purchased Property (including any Contract) is prohibited by any applicable Law or would require any governmental or third-party authorizations, approvals, consents or waivers and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, conveyance, transfer, assignment or delivery, or an attempted sale, conveyance, transfer, assignment or delivery thereof, if any of the foregoing would constitute a breach of applicable Law or the rights of any third party; provided, however, that, except to the extent that a condition to Closing set forth in Article 6 relating to the foregoing shall not be satisfied, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account of such required authorization. Following the Closing, the parties shall use their commercially reasonable efforts, and shall cooperate with each other, to obtain promptly such authorizations, approvals, consents or waivers; provided, however, that neither Sellers nor Buyer nor any of their respective Affiliates shall be required to pay any consideration therefor, other than filing, recordation or similar fees payable to any Governmental Authority, which fees shall be shared equally by Sellers and Buyer. Pending or in the absence of such authorization, approval, consent or waiver, the parties shall cooperate with each other in any reasonable and lawful arrangements to provide to Buyer the benefits and liabilities of use of such Purchased Property including, if permitted by the terms of any applicable Real Property Lease or applicable Material Contract, through a sublease or subcontract in accordance with Article
4. If such authorization, approval, consent or waiver for the sale, conveyance, transfer, assignment or delivery of any such Purchased Property is obtained, Sellers shall promptly convey, transfer, assign and deliver, or cause to be conveyed, transferred, assigned and delivered, such Purchased Property to Buyer.

                                   ARTICLE 3
                           ARTICLE 3. PURCHASE PRICE

      3.1   Purchase Price.  The purchase price for the Purchased  Property
            ---------------
shall be the sum of (i) eight hundred forty-three million three hundred fifty thousand dollars ($843,350,000) (the "Base Purchase Price"), (ii) amounts expended by Sellers to comply with Future Capital Expenditure Obligations between the date of this Agreement and the Closing Date (the "Regulatory Obligation Amount"), and (iii) the Non-Regulated Construction Work in Process Amount, minus (iv) any Capital Expenditure Deficiency and (v) any Vacation Proration Amount (assuming that Buyer receives a credit under Section 11.3.2, but if Sellers receive a credit, the Vacation Proration Amount shall be added to the Purchase Price).

      3.2   Closing Date Estimate.
            ---------------------
                 (a) Not less than three (3) business days prior to the Closing Date, Sellers will give to Buyer a notice, setting forth Sellers' good faith estimate as of the Closing Date of (i) the Regulatory Obligation Amount (the "Estimated Regulatory Obligation Amount"), (ii) the Non-Regulated Construction Work in Process Amount (the "Estimated Non-Regulated Construction Work in Process Amount"), (iii) any Capital Expenditure Deficiency and (v) any Vacation Proration Amount.

                 (b) On the Closing Date, Buyer shall pay to Sellers an amount equal to the sum of (i) the Base Purchase Price, (ii) the Estimated Regulatory Obligation Amount, and (iii) the Estimated Non-Regulated Construction Work in Process Amount, minus (iv) any Capital Expenditure Deficiency and (v) any Vacation Proration Amount (assuming that Buyer receives a credit under Section 11.3.2, but if Sellers receive a credit, the Vacation Proration Amount shall be added to the Purchase Price) (the "Closing Date Amount"). The Closing Date Amount shall be paid by delivery on the Closing Date of immediately available funds in U.S. dollars by wire transfer to an account that Sellers shall designate to Buyer at least two (2) business days prior to the Closing Date. Payments from Buyer to Sellers for Earned End-User Accounts Receivable and from Sellers to Buyer for Customer Advances and Customer Deposits will occur subsequent to Closing in accordance with Article 10.

      3.3   Closing Date Statement.
            ----------------------
                 (a) Within sixty (60) days after Closing Date, Sellers shall prepare and deliver to Buyer a written statement (with appropriate supporting documentation) of the Base Purchase Price, Regulatory Obligation Amount, Non-Regulated Construction Work in Process Amount, any Capital Expenditure Deficiency and any Vacation Proration Amount ("Closing Date Statement").

                 (b) Within thirty (30) days after receipt of the Closing Date Statement, Buyer shall, in a written notice to Sellers, either accept the Closing Date Statement or describe in reasonable detail any proposed adjustments to the Closing Date Statement and the reasons therefore. If Sellers shall not have received a notice of proposed adjustments within such thirty (30) day period, Buyer will be deemed irrevocably to have accepted such Closing Date Statement.

                 (c) Upon the acceptance of any Closing Date Statement by Buyer, the parties shall, based thereupon, calculate the Base Purchase Price, Regulatory Obligation Amount and Non-Regulated Construction Work in Process Amount (collectively, the "Purchase Price"). If the Purchase Price as finally determined above is greater than the Closing Date Amount, Buyer shall promptly, but no later than three (3) business days after such acceptance, pay to Sellers the amount of such difference. If the Purchase Price as determined above is less than the Closing Date Amount, Sellers shall promptly, but no later than three
(3) business days after such acceptance, pay to Buyer the amount of such difference.

                 (d) Sellers and Buyer shall negotiate in good faith to resolve any disputes over any proposed adjustments to the Closing Date Statement, provided that if any such dispute is not resolved within thirty (30) days following Sellers' receipt of any proposed adjustments delivered by Buyer pursuant to Section 3.3(b) , Buyer and Sellers jointly shall select an independent public accounting firm that is nationally recognized in the United States to resolve such disputes in accordance with the standards set forth in this Section 3.3, which resolution shall be final and binding. The fees and expenses of such accounting firm shall be shared by Buyer and Sellers in inverse proportion to the relative amounts of the disputed amount determined to be for the account of Buyer and Sellers, respectively.

                 (e) If Buyer disputes any portion of the Closing Date Statement, the parties shall calculate the portion of the Closing Date Statement that is not the subject of any dispute or proposed adjustment. If the undisputed portion of the Closing Date Statement (i) is greater than the respective estimated amounts paid on the Closing Date, Buyer shall promptly pay Sellers the amount of such difference, or (ii) is less than the respective estimated amounts paid on the Closing Date, Sellers shall promptly pay Buyer the amount of such difference. Payments with respect to any undisputed portions of these adjustments shall be made no later than three (3) business days after delivery of the notice of the proposed adjustments. Upon resolution of any dispute over any proposed adjustments as described above in Section 3.3(d), a party which is determined to owe the other party an amount shall pay that amount promptly, but no later than three (3) business days after resolution.

                 (f) Any amount payable pursuant to this Section 3.3 after the date which is ninety (90) days following the Closing Date shall bear interest from such ninetieth day through but excluding the date of payment, at a rate of eight percent (8%) per annum. Such interest shall accrue daily on the basis of a year of three hundred sixty-five (365) days and the actual number of days for which interest is due and shall be payable together with the amount payable pursuant to this Section 3.3. All amounts payable pursuant to this
Section 3.3 shall be paid by delivery of immediately available funds in U.S. dollars by wire transfer to, in the case of amounts payable by Buyer, the account identified by Sellers as described in 3.2 above or to an alternate account that Sellers may designate on the Closing Date Statement and, in the case of amounts payable by Sellers, to such account of Buyer as Buyer shall designate in writing to Sellers.

      3.4   Performance Deposit
            -------------------
                 (a) Concurrently with the execution and delivery hereof, Buyer shall pay to Sellers by wire transfer of immediately available funds the sum of forty-two million one hundred sixty-seven thousand five hundred dollars ($42,167,500), an amount equal to five percent (5%) of the Base Purchase Price (the "Deposit"), to be held by Sellers against payment of the Purchase Price and as security for the performance by Buyer of its obligations under this Agreement.

                 (b) Buyer may elect to deliver the Deposit to Sellers in cash or in the form of an irrevocable, clean, standby letter of credit for the same amount (the "Deposit L/C"). The Deposit L/C shall (i) be in a form reasonably acceptable to Sellers, (ii) be issued in favor of Sellers under this Agreement and (iii) be issued by a bank that has a long-term unsecured debt rating of at least A+ by Standard & Poor's Rating Services and that is otherwise reasonably satisfactory to Sellers. The Deposit L/C (and any replacement thereof furnished in accordance with this Section 3.4(b) shall have an expiration date no earlier than the first anniversary of the date of issuance thereof and shall be automatically renewed from year to year unless stated not to be so renewed by the issuer thereof in a written notice given to the Sellers not less than 30 days prior to the expiration thereof. In the event of the termination of the Deposit L/C (and any replacement thereof furnished in accordance with the provisions of this Section 3.4(b)), Buyer shall deliver to Sellers a replacement letter or letters of credit in lieu thereof no later than 30 days prior to the expiration of the preceding letter of credit. If Buyer shall fail to obtain any replacement of the Deposit L/C (and/or any replacement thereof furnished in accordance with the provisions of this Section 3.4(b)), then Sellers shall draw down the full amount of the existing letter of credit and retain the same as security for the covenants, agreements and obligations of Buyer under this Agreement. Any replacement of any Deposit L/C shall be in a form reasonably acceptable to Sellers. Buyer acknowledges that Sellers have agreed to accept the Deposit L/C in lieu of a cash down payment against the Purchase Price solely as an accommodation to Buyer.

                 (c) If the transfer of the Purchased Property as contem-plated hereunder is consummated, then the Deposit shall be paid to Sellers at the Closing and credited against the Base Purchase Price. If Buyer elects to deliver the Deposit L/C in lieu of cash, Sellers shall draw down the full amount of the Deposit L/C at the Closing and pay such proceeds to Sellers as a credit against the Base Purchase Price.

                 (d) Sellers acknowledge that, upon two (2) business days prior written notice to Sellers, Buyer shall have the right to deliver to Sellers a cash payment of $42,167,500, and upon receipt of such payment, Sellers shall return to Buyer the Deposit L/C.

                 (e) The parties hereto acknowledge and agree that their respective rights and obligations related to the Deposit are described in
Section 13.3.

                                   ARTICLE 4
                 REQUIRED APPROVALS, CONSENTS AND NOTIFICATIONS

      4.1   State Regulatory Approval. Promptly after the date of this Agreement
            -------------------------
Buyer and Sellers shall file the appropriate applications and notices with the PUC, seeking orders permitting the transfer of service in the Purchased Exchanges to Buyer (collectively, the "Regulatory Approvals"). Buyer will be responsible for establishing the tariff for its post-Closing operations in the Purchased Exchanges. Buyer agrees to use its commercially reasonable efforts to obtain the Regulatory Approvals and Sellers agree to cooperate fully with Buyer and with the applicable regulatory agency to obtain the Regulatory Approvals at the earliest practicable date.

      4.2   Bondholder Consents. Sellers shall use their commercially reasonable
            -------------------
efforts to obtain from their Bondholders the termination or release, at Closing, of all security agreements, mortgages, financing statements or other Liens running in favor of the Bondholders and relating to the Purchased Property (such termination or release being hereinafter referred to as the "Bondholder Consents"). Buyer agrees to cooperate in good faith with Sellers in obtaining the required Bondholder Consents.

      4.3   Material Consents.  Promptly after the date hereof, the parties
            -----------------
shall use their commercially reasonable efforts to mutually seek the consent of the lessor under any Real Property Lease with respect to a central office or any license with respect to Switch Software which lease or license requires consent as a condition to an assignment, and which is identified on Schedule 4.3 or
Schedule 8.1.8 (the "Material Consents"). If a lessor or licensor refuses to consent to an assignment, and if the applicable lease or license permits a sublease or sublicense without the consent of the lessor or licensor, the parties hereto shall, effective as of the Closing, enter into a sublease or sublicense upon terms and conditions as similar and comparable to an assignment of the lease or license as is reasonably feasible.

      4.4   FCC Consents. Promptly after the date of this Agreement, the parties
            ------------
shall use their commercially reasonable efforts to obtain (i) the FCC's consent to the transfer of the FCC Licenses from Sellers to Buyer, (ii) the FCC consents and waivers set forth on Schedule 4.4 and (iii) the FCC Final Orders (all such consents, waivers or orders are collectively referred to as the "FCC Consents").

      4.5   HSR Act Review. Within thirty (30) business days after the date of
            --------------
this Agreement, the parties will make such filings as may be required by the HSR Act with respect to the transactions contemplated by this Agreement. Thereafter, the parties will file as promptly as practicable all reports or other documents required or requested by the U.S. Federal Trade Commission ("FTC") or the U.S. Department of Justice ("DOJ") pursuant to the HSR Act or otherwise and will comply promptly with any requests by the FTC or the DOJ for additional information concerning such transactions, so that the waiting period specified in the HSR Act will expire as soon as reasonably possible after the execution and delivery of this Agreement. Without limiting the foregoing, Sellers and Buyer agree to use their commercially reasonable efforts to cooperate and oppose any preliminary injunction sought by any Governmental Authority preventing the consummation of the transactions contemplated by this Agreement. Buyer agrees to pay all application fees required in connection with any filings under the HSR Act.

            Sellers and Buyer shall cause their respective counsel to furnish each other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of necessary filings or submissions under the provisions of the HSR Act. Sellers and Buyer will cause their respective counsel to supply to each other copies of all correspondence, filings or written communications by such party or its Affiliates with any Governmental Authority or staff members thereof, with respect to the transactions contemplated by this Agreement and any related or contemplated transactions, except for documents filed pursuant to Item 4(c) of the Hart-Scott-Rodino Notification and Report Form or communications regarding the same documents or information submitted in response to any request for additional information or documents pursuant to the HSR Act which reveal Sellers' or Buyer's negotiating objectives or strategies or purchase price expectations.

      4.6   Notification.  Each of the parties agrees to notify the others
            ------------
promptly upon learning of any fact or set of circumstances that would be reasonably likely to delay or prevent receipt of a Regulatory Approval, Bondholder Consent, FCC Consent, HSR clearance or other consent or approval referred to in Article 4.

      4.7   GTE/Bell Atlantic Merger.  Notwithstanding  anything else contained
            ------------------------
in this Agreement, Sellers and their Affiliates shall not be obligated to take any action that would violate the terms of their agreements regarding the Merger, or that would interfere with, delay or prevent the consummation of the Merger; provided that Buyer shall not be obligated to proceed with the Closing if the Merger has resulted in a Material Adverse Effect.

                                   ARTICLE 5
                             PRE-CLOSING COVENANTS

      5.1   Investigation by Buyer.  Prior to the Closing, upon reasonable
            ----------------------
notice from Buyer to Sellers given in accordance with this Agreement and subject to approval by Sellers' appointed representative (which shall not be unreasonably withheld), Sellers will afford to the authorized representatives of Buyer reasonable access during normal business hours to the Transferred Books and Records, the Owned Real Property and the Leased Real Property, so as to afford Buyer the opportunity to make such review, examination and investigation of the Business and the Purchased Property as Buyer may reasonably request; provided, however, that no environmental sampling or other testing shall be performed without Sellers' prior written consent, which consent may be given or withheld in Sellers' sole discretion. Buyer will not contact any employee, customer or supplier of Sellers with respect to this Agreement, the matters involved herein or the Purchased Property without the prior written consent of Sellers. Nothing herein will obligate Sellers to take actions that would unreasonably disrupt the normal course of the business of Sellers or violate the terms of any applicable Law or any Contract to which Sellers or any of their Affiliates is a party or to which any of their assets is subject. Any information or documentation provided to Buyer or acquired by Buyer during this investigation shall be deemed "Evaluation Material" as that term is defined in the Confidentiality Agreement and shall be subject in all cases to the terms of the Confidentiality Agreement.

      5.2   Operation of the Business in the Ordinary Course.
            ------------------------------------------------
            5.2.1 Preservation of Business.  Except as contemplated on Schedule
5.2.1 or in connection with or relating to the Merger (and disclosed to Buyer) or as otherwise consented to by Buyer prior to the Closing, from the date of this Agreement until the Closing Sellers shall:

                  (a) Conduct the Business in the ordinary course consistent with past practice and shall keep available to the Business its services and the services of its Affiliates to the same extent generally available on the date hereof;

                  (b) Operate the Business in substantially the same manner as it is presently being conducted, and, with respect to the Business, refrain from entering into any Contract that would be a Material Contract without the prior consent of Buyer (which shall not be unreasonably withheld);

                  (c) Not institute or participate in any proceeding with respect to, or otherwise change, amend or supplement any of its tariffs or make any other filings (other than periodic reports) with the PUC without the prior consent of Buyer (which shall not be unreasonably withheld) except as disclosed on Schedule 8.1.15(a);

                  (d) Maintain the Purchased Property in good repair, order and condition, reasonable wear and use excepted;

                  (e) Maintain insurance with respect to the Purchased Property consistent with past practice;

                  (f) Make capital expenditures in accordance with Section 5.6; and

                  (g) Maintain the books and records of the Business substan-tially in accordance with prior practice, except as changes are mandated by Governmental Authorities or required by GAAP, in which event Sellers shall promptly notify Buyer.

           5.2.2 No Material Changes. Except as contemplated by this Agreement or in connection with or relating to Merger (and disclosed to Buyer) or as otherwise consented to by Buyer prior to the Closing, from the date of this Agreement until the Closing, Sellers will not:

                  (a) Make any material change in the general nature of the Business;

                  (b) Sell, lease or dispose of, or make any Contract for the sale, lease or disposition of any Purchased Property, other than in the ordinary course of business consistent with past practice;

                  (c) Increase the number of Active Employees other than in a manner consistent with past practice, or increase the benefit provided under any plans concerning employee benefits or increase the general rates of compensation of their Transferred Employees, except (i) as required by Law, (ii) pursuant to any Contract to which Sellers are a party existing on the date hereof, (iii) in the ordinary course of business of Sellers consistent with past practice, or
(iv) as listed or described on Schedule 5.2.2(c);

                  (d) (i) Enter, amend, modify or terminate any Material Contract or permit any of the foregoing to occur other than in the ordinary course of business; or (ii) sell, transfer or otherwise dispose of any Purchased Property other than in the ordinary course of business or as listed or described on Schedule 5.2.2(d), or encumber any Purchased Property, except for Permitted Encumbrances;

                  (e) Enter into any new written employment agreement, or union agreement with, or commitment to, the Transferred Employees (including any new commitment to pay retirement or other benefits or other amendments to Sellers' retirement plans), provided that Sellers may enter into new union agreements to the extent the new union agreements succeed any union agreement that expires prior to the Closing; or

                 (f) Except as contemplated by this Agreement or the Ancillary Agreements, enter into any transaction with any of their Affiliates that contemplates (i) the transfer of any Purchased Property; or (ii) any other contractual arrangement that will survive the Closing and not be terminable at will by, and with no cost to, Buyer subsequent to the Closing.

      5.3   Satisfaction of Conditions.  Without limiting the generality or
            --------------------------
effect of any provision of Article 6, the parties will use their commercially reasonable efforts to satisfy promptly all the conditions required to be satisfied prior to the Closing.

      5.4   Approvals.
            ---------
                 (a) Between the date of this Agreement and the Closing Date, Buyer and Sellers will (i) cooperate with one another and take all reasonable steps to obtain, as promptly as practicable, all consents, approvals, authorizations, waivers and permits of any Governmental Authorities required of either party to consummate the transactions contemplated by this Agreement and
(ii) provide such other information and communications to any Governmental Authority as may be reasonably requested.

                 (b) To the extent that any consents, approvals, author-ization or waiver of a third party with respect to any Assigned Contract is required in connection with the transactions contemplated by this Agreement, Sellers shall use their commercially reasonable efforts to obtain such authorization, consent, approval or waiver prior to the Closing Date.

      5.5   Financial Statements.  Sellers will cooperate with the independent
            --------------------
auditors chosen by Buyer to audit the Financial Statements delivered to Buyer in accordance with Section 8.1.21. Sellers' cooperation will include access to workpapers and other supporting documents used in the preparation of the Financial Statements as may be reasonably required by such auditors to render an opinion, and cooperation with respect to such other financial statements as Buyer may require with respect to the Business in order to comply with the reporting requirements of the Securities and Exchange Commission under Regulations S-K and S-X. Sellers will bear the cost of preparation of the Financial Statements. Buyer will bear the cost of the audit and the cost of preparation of any financial statements other than the Financial Statements. Buyer acknowledges that the Financial Statements and any supporting documents have been made available as an indication of the historical financial performance and condition of the Business. Except to the extent that the Financial Statements reflect intentional misrepresentation or fraud, or to the extent that Sellers have breached their representations and warranties under
Section 8.1.21, Buyer agrees not to make any claims related to the performance of the Business after the date of the Financial Statements on the basis of a comparison to the Financial Statements.

      5.6   Capital Expenditures.  Sellers shall be obligated  to  make  capital
            --------------------
expenditures with respect to the Telephone Plant required to support normal maintenance and customer growth in a manner consistent with established regulatory performance objectives, which expenditures (exclusive of any Future Capital Expenditure Obligations or Future Regulatory Obligations) shall not be less than $17,500,000 during calendar year 1999, and which amount shall be discounted on a pro rata daily basis to the extent that the Closing Date occurs prior to December 31, 1999 (the "Capital Expenditure Amount"). The Purchase Price shall be adjusted down, on a dollar-for-dollar basis, to the extent that Sellers' actual capital expenditures are less than the Capital Expenditure Amount (a "Capital Expenditure Deficiency"). In the event the Closing does not occur prior to January 1, 2000, the Capital Expenditure Amount shall be increased on a pro rata daily basis and Sellers shall be obligated to make capital expenditures during fiscal year 2000 in the same relative amount, and the Purchase Price shall be adjusted in the same manner described above for any Capital Expenditure Deficiency occurring during the period after January 1, 2000. Between the date of this Agreement and the Closing Date, Sellers will notify Buyer of any project involving Non-Regulated Construction Work in Process in excess of $100,000.

      5.7   Delivery of Interim Information.  From the date of this Agreement
            -------------------------------
until the Closing, Sellers shall furnish Buyer monthly reports concerning the operating performance of the Business. Such reports shall contain such data as typically reported to GTE management with respect to the Purchased Exchanges, including revenue, access line counts, trouble indices, total year-to-date capital expenditure actuals (on a quarterly basis only) indices and other service measures. All information provided in accordance with this Section 5.7 shall be subject to compliance with the Confidentiality Agreement and to compliance with applicable antitrust Laws.

       5.8  Cooperation with Respect to Like-Kind Exchange. Buyer agrees that
            ----------------------------------------------
Sellers' transfer of the Purchased Property may, at Sellers' election, be accomplished in a manner enabling such transfer to qualify as part of a like-kind exchange of property covered by Section 1031 of the IRC. If Sellers so elect, Buyer shall cooperate with Sellers (but without being required to incur any out-of-pocket costs in the course thereof) in connection with Sellers' efforts to effect such like-kind exchange, which cooperation shall include, without limitation, taking such actions as Sellers request in order to enable Sellers to qualify such transfer as part of a like-kind exchange of property covered by Section 1031 of the IRC (including any actions required to facilitate the use of a "qualified intermediary" within the meaning of the United States Treasury Regulations), and Buyer agrees that Sellers may assign all or part of their rights (but no obligations) under this Agreement to a person or entity acting as a qualified intermediary to qualify the transfer of the Purchased Property as part of a like-kind exchange of property covered by Section 1031 of the IRC. Buyer and Sellers agree in good faith to use reasonable efforts to coordinate the transactions contemplated by this Agreement with any other transactions engaged in by either Buyer or Sellers; provided that such efforts are not required to include an unreasonable delay in the consummation of the transactions contemplated by this Agreement.

      5.9   Additional  Exchange.  Sellers agree to use their good faith best
            --------------------
efforts to determine within fourteen (14) days of the date hereof whether Buyer will be entitled to purchase the access lines located in the Seligman exchange. The parties agree that if Sellers' management approves such purchase, Buyer will acquire such lines at a price of $2,443,394 and under the terms of this Agreement as if such access lines were included in the definition of Purchased Property as of the date hereof. The parties agree that immediately upon such approval of Buyer's purchase of the Additional Exchanges this Agreement will be amended to (i) increase the Base Purchase Price by an amount of $2,443,394; (ii) include the Additional Exchange on Schedule 1.1-C and (iii) within forty (40) days of the date of this Agreement, make such other changes as may be necessary or appropriate to accomplish the purposes of the second sentence of this Section 5.9.

                                   ARTICLE 6
                      CONDITIONS PRECEDENT TO THE CLOSING

      6.1   Conditions Precedent to Obligations of Buyer.  The obligations of
            --------------------------------------------
Buyer to consummate the Closing shall be subject to the satisfaction or waiver by Buyer, at or prior to the Closing, of each of the following conditions, any one or more of which may be waived at the option of Buyer:

            6.1.1 No Misrepresentation or Breach of Covenants and Warranties. Sellers shall have complied in all material respects with their covenants to be performed in whole or in part prior to the Closing, and the representations and warranties of Sellers in Section 8.1 shall be true and correct as of the Closing, except for (i) such representations or warranties that are made expressly as of and only as of an earlier date, which shall have been true and correct as of such earlier date except as would not have a Material Adverse Effect, and (ii) to the extent that any breach of such representations and warranties has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect; and Sellers shall have delivered to Buyer a certificate ("Sellers' Closing Certificate") in the form attached as
Schedule 6.1.1, dated the Closing Date and signed by an Executive Officer of Sellers, certifying each of the foregoing, or specifying those respects in which such covenants have not been performed or such representations and warranties are not true and correct.

            6.1.2 Documents. Sellers shall have delivered to Buyer all documents required by Section 7.2.

            6.1.3 HSR. All required waiting periods under the HSR Act shall have expired or been terminated.

            6.1.4 No Legal Obstruction. Each of the required Bondholder Consents shall have been obtained, each consent required under Section 4.3 shall have been obtained and each of the required Regulatory Approvals and FCC Consents shall have been obtained, free of any special terms, conditions or restrictions that are materially adverse to Buyer (other than any such approvals or consents which, if not obtained, would not have a Material Adverse Effect); provided that any Regulatory Approval that would have the effect of converting Buyer from a Rate-of-Return Regulation Entity to a Price-Cap Regulation Entity shall be deemed to have a Material Adverse Effect. For purposes of this Agreement, all such approvals and consents shall be deemed to have been obtained upon the granting thereof, and the expiration of any appeals period (a "Final Order"). In addition, there shall not have been entered a preliminary or permanent injunction, temporary restraining order or other judicial or administrative order or decree in any jurisdiction, the effect of which prohibits the Closing.

            6.1.5 No Material Adverse Effect. There shall not have occurred any event or condition, which individually or in the aggregate has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

       6.2 Conditions Precedent to Obligations of Sellers. The obligations of Sellers to consummate the Closing shall be subject to the satisfaction or waiver by Sellers, at or prior to the Closing, of each of the following conditions:

            6.2.1 No Misrepresentation or Breach of Covenants and Warranties. Buyer shall have complied in all material respects with its covenants to be performed in whole or in part prior to the Closing, and the representations and warranties of Buyer in Section 8.2 shall be true and correct in all material respects as of the Closing, except for (i) representations or warranties made expressly as of and only as of an earlier date, which shall have been true and correct as of such earlier date except as would not have a Material Adverse Effect, and (ii) to the extent that any breach of such representations and warranties has not, individually or in the aggregate, had a Material Adverse Effect, and Buyer shall have delivered to Sellers a certificate ("Buyer's Closing Certificate") in the form attached as Schedule 6.2.1, dated the Closing Date and signed by an Executive Officer of Buyer, certifying each of the foregoing or specifying those respects in which such covenants have not been performed or such representations and warranties are not true and correct.

            6.2.2 Documents. Buyer shall have delivered to Sellers all documents required by Section 7.3.

            6.2.3 Delivery of Closing Date Amount. Buyer shall have delivered to Sellers, in the manner specified in Section 3.2, the Closing Date Amount.

            6.2.4 HSR. All required waiting periods under the HSR Act shall have expired or been terminated.

            6.2.5 No Legal Obstruction. Each of the required Bondholder Consents shall have been obtained, and each of the required Regulatory Approvals and FCC Consents shall have been obtained free of any special terms, conditions or restrictions that are materially adverse to Sellers based upon good faith business concerns that are not commercially unreasonable (other than any such approvals or consents which, if not obtained, would not have a Material Adverse Effect). For purposes of this Agreement, all such approvals and consents shall be deemed to have been obtained upon the granting of a Final Order. In addition, there shall not have been entered a preliminary or permanent injunction, temporary restraining order or other judicial or administrative order or decree in any jurisdiction, the effect of which prohibits the Closing.

                                   ARTICLE 7
                                  THE CLOSING

      7.1   The Closing.  Subject to the terms and conditions of this Agreement,
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the  closing  of the  purchase  and  sale  of the  Purchased  Property  and  the assumption of the Assumed Liabilities (the "Closing") shall be held at 9 A.M. local time at the offices of GTE Network Services at 600 Hidden Ridge, Irving, Texas 75038, on the date agreed upon by the parties, provided such date shall be
(i) the last business day of the month, and (ii) at least five (5) business days, but not more than ninety (90) days, after the date either party notifies the other in writing of its determination that all required Regulatory Approvals, Bondholder Consents, the Material Consents and FCC Consents have been obtained, or at such other time and place as the parties may agree (the "Closing Date"). Such Closing shall be deemed to have occurred as of 11:59 P.M., local time, on the Closing Date. Sellers' ownership and operation of the Purchased Property shall be deemed to cease immediately prior to the Closing.

      7.2   Sellers' Obligations at Closing.  At the Closing, Sellers shall
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deliver to Buyer the following documents:

                 (a)(i) The Bill of Sale and Assignment and Assumption Agreement, (ii) subject to Permitted Encumbrances, special warranty deeds in respect of the Owned Real Property, and (iii) subject to Section 2.5, assignments of the Assigned Contracts or to the extent set forth in Section 4.3, sublicenses of certain Assigned Contracts. For purposes of this Agreement, the term "Bill of Sale and Assignment and Assumption Agreement" means the form attached hereto as Schedule 7.2(a) executed by Sellers;

                 (b) A legal opinion from William Mundy, general counsel for GTE Network Services, as counsel for Sellers, dated as of the Closing Date and in the form of Schedule 7.2(b);

                 (c)    Sellers' Closing Certificate;

                 (d) Instruments of assignment of the Real Property Leases and Real Property Interests or, to the extent set forth in Section 4.3, subleases for the Leased Real Property;

                 (e) Mortgage satisfactions, UCC Form 3 Termination Statements and other instruments necessary to remove, release and terminate all Liens held by any party on the Purchased Property (except for Permitted Encumbrances);

                 (f) All of the documents and papers required of Sellers as conditions to Closing pursuant to Section 6.1, including the Regulatory Approvals, Bondholder Consents and FCC Consents;

                 (g) A certificate substantially in the form of Schedule 7.2(g) certifying that Sellers is not a "foreign person" within the meaning of
Section 1445(b)(2) of the IRC;

                 (h)    The License Agreement;

                 (i) All documentation and information required to be delivered by Sellers prior to Closing pursuant to Article 11; and

                 (j)    Such other documents as Buyer may reasonably request.

      7.3   Buyer's Obligations at Closing.  At the Closing, Buyer shall deliver
            ------------------------------
to Sellers the following:

                 (a)    The Closing Date Amount in the manner specified in
Section 3.2;

                 (b) The Bill of Sale and Assignment and Assumption Agreement and the Ancillary Agreements executed by Buyer;

                 (c) A legal opinion from Boles, Boles & Ryan, counsel to Buyer dated as of the Closing Date and in the form of Schedule 7.3(c);

                 (d)    Buyer's Closing Certificate;

                 (e) All other documents and papers required of Buyer as conditions of Closing pursuant to Section 6.2, including the Regulatory Approvals; and

                 (f)    Such other documents as Sellers may reasonably request.


                                   ARTICLE 8
                         REPRESENTATIONS AND WARRANTIES

       8.1  Representations and Warranties of Sellers.  Sellers jointly and
            -----------------------------------------
severally represent and warrant to Buyer as follows:

            8.1.1 Authorization and Effect of Agreement. Sellers have the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform their obligations hereunder and thereunder. The execution and delivery by Sellers of this Agreement and the Ancillary Agreements and the fulfillment of their obligations under this Agreement and the Ancillary Agreements have been duly authorized by all necessary corporate action on the part of Sellers and, to the extent required by Law, any entity that controls the Sellers. This Agreement and the Ancillary Agreements have been or will be duly executed and delivered by Sellers and, assuming the due execution and delivery of this Agreement and the Ancillary Agreements by Buyer, constitute valid and binding obligations of Sellers enforceable in accordance with their terms subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and subject to the exercise of judicial discretion in accordance with principles of equity

            8.1.2 No Restrictions Against Sale or Assignment of the Purchased Property. The execution and delivery of this Agreement and the Ancillary Agreements by Sellers do not, and prior to Closing will not, and the fulfillment by Sellers of its obligations under this Agreement and the Ancillary Agreements will not (i) conflict with or violate any provision of their certificates of incorporation or bylaws, (ii) subject to obtaining the approvals and or consents referred to in Section 2.5, Article 4 and Schedule 8.1.11(a-e), conflict with, violate or result in the breach of any provision of any Material Contract, or
(iii) result in the creation of any Lien (other than Permitted Encumbrances) upon any of the Purchased Property under (a) any Material Contract or (b) any Law applicable to any of the Purchased Property, except in the case of clauses
(ii) or (iii) for any such conflict, violation, breach or Lien that would not have a Material Adverse Effect.

            8.1.3 Consents, Approvals and Permits of Governmental Authorities. Except as set forth in Schedule 8.1.3:

                  (a) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by or with respect to Sellers or in connection with the execution and delivery of this Agreement and the Ancillary Agreements by Sellers or the fulfillment by Sellers of their obligations under this Agreement and the Ancillary Agreements, except (i) FCC Consents and HSR Act clearance, (ii) the Regulatory Approvals, and (iii) any consent approval, order or authorization or registration declaration or filing, which if not obtained or made would not have a Material Adverse Effect.

                  (b) Sellers hold valid permits, licenses, franchises, approvals and authorizations issued or granted by any Governmental Authority and adequate for the operation of the Business as currently conducted, except to the extent absence of any such permit, license, franchise, approval or authorization would not have an Material Adverse Effect.

            8.1.4 No Violation of Law. Except as indicated in Schedule 8.1.4, the execution and delivery of this Agreement and the Ancillary Agreements and the fulfillment by Sellers of its obligations under this Agreement and the Ancillary Agreements will not violate any applicable Law, except where such violation would not reasonably be expected to have a Material Adverse Effect.

            8.1.5 Corporate Organization. Sellers are corporations duly organized, validly existing and in good standing under the laws of the state of Delaware, and are duly qualified to conduct business in Arkansas. Sellers have full power and authority to own their properties and to carry on the Business as it is now being conducted and to own, or hold under lease or Contract the Purchased Property.

            8.1.6 Brokers. Sellers have not paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement in such a manner as to give rise to a valid claim against Buyer or any of the Purchased Property for any broker's or finder's fees or similar fees or expenses.

            8.1.7 Title to Owned Real Property. As of the date hereof, the address and a general description of each item of Owned Real Property are set forth on Schedule 8.1.7(a). Sellers have good fee simple title to all of the Owned Real Property, free and clear of any Lien other than Permitted Encumbrances and Liens of the Bondholders identified on Schedule 8.1.7(b). Sellers represent that the only creditors that have a Lien (other than any Permitted Encumbrances) on any of the Owned Real Property are the Bondholders identified on Schedule 8.1.7(b). The Owned Real Property set forth on Schedule 8.1.7(a) constitutes substantially all of the Owned Real Property used in the Business during calendar year 1998 and located in the Purchased Exchanges, except as such (i) has been disposed of since January 1, 1998 in the ordinary course of business, or (ii) would not have a Material Adverse Effect.

            8.1.8 Real Property Leases. Schedule 8.1.8 sets forth (i) a list of all Real Property Leases as of the date hereof and, except for such Real
Property  Leases as may have been  executed or  terminated  in  accordance  with
Section 5.2, as of the Closing Date, and (ii) all Real Property Leases used in the Business and with respect to property located in the Purchased Exchanges during calendar year 1998 except such as (1) have been executed or terminated since January 1, 1998 in the ordinary course of business, or (2) would not have a Material Adverse Effect. Each of the leases for the Leased Real Property is enforceable in accordance with its terms, subject to bankruptcy, insolvency and other similar laws affecting the rights of creditors generally and subject to the exercise of judicial discretion in accordance with the principles of equity, and except as otherwise disclosed in Schedule 8.1.8, there is not under any lease any material default or a material breach of covenant by Sellers.

            8.1.9 Tangible Assets.   All of the tangible Purchased Property is
in substantially good operating condition and repair, normal wear and tear excepted. Except as set forth on Schedule 8.1.9 or elsewhere in this Agreement, Sellers have, or as of Closing will have, good title to each item of tangible Purchased Property (other than Real Property Interests, representations with respect to which are included in Section 8.1.7 and 8.1.8 hereof, and office equipment or vehicles subject to leases) with a fair market value in excess of $10,000, free and clear of any Lien (other than Permitted Encumbrances). Sellers have not received any written notice within the past twelve(12) months of a violation of any ordinances, regulations or building, zoning or other Laws with respect to such assets that would have a Material Adverse Effect. EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 8.1.9, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO THE CONDITION OR FITNESS OF THE TANGIBLE PURCHASED PROPERTY AND HEREBY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY AGAINST INFRINGEMENT.

            8.1.10 No Material Adverse Change.  Except as disclosed in Schedule
8.1.10 or as may be related to the Merger (and disclosed to Buyer), between December 31, 1997 and the date of this Agreement there has not occurred (i) any event or condition that would have a Material Adverse Effect; (ii) any increase in compensation payable or to become payable by Sellers to any of their Transferred Employees or agents, other than normal merit or promotional increases made in the ordinary course of business consistent with past practice, other than Sellers' obligation to make payments for service prior to Closing under the retention pay program announced in connection with the network business repositioning of Sellers and its Affiliates; or (iii) any amendment or termination by Sellers of any Material Contract, except any amendment or termination in the ordinary course of business.

            8.1.11 Material Contracts. Except for the agreements set forth on
Schedule 8.1.11 subparts (a) through (d) (all such contracts being referred to herein as the "Material Contracts"), there is no Assigned Contract (other than the Assigned Contracts entered into after the date of this Agreement in the ordinary course of business) that is:

                  (a) an agreement containing a non-compete agreement or other covenant that in either case would by its terms limit the freedom of Buyer following the Closing to compete in any material respect with respect to the Business with any third party, other than any such agreement or covenant which does not materially impair the continued operation of the Business as it is currently conducted;

                 (b) an agreement granting a Lien with respect to any of the Purchased Property (other than a Permitted Encumbrance or Lien of a Bondholder);

                 (c)    an agreement for the sale, lease or encumbrance
(other than a Permitted Encumbrance or Lien of a Bondholder) of any material Purchased Property (including any interconnection agreements) or grant of any preferential rights to purchase any material Purchased Property in each case outside the ordinary course of business; or

                 (d) an agreement other than as set forth above with respect to which the aggregate amount to be received or paid thereunder with respect to calendar year 1999 is expected to exceed $100,000 based on the payments which have been made under such agreement with respect to calendar year 1998, to the extent applicable.

Except as set forth on Schedule 8.1.11, to the knowledge of Sellers, each of the Material Contracts is valid, binding and in full force and effect and is enforceable by Sellers or Sellers' Affiliates, as applicable, in accordance with its terms, except for any such failure to be valid, binding, in full force and effect or enforceable that is not reasonably likely to have a Material Adverse Effect. Except as set forth on Schedule 8.1.11, to the knowledge of Sellers, Sellers and Sellers' Affiliates have performed all material obligations required to be performed by them to date under the Material Contracts, and they are not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder and, to the knowledge of Sellers, no other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder, in each case except for such noncompliance, breaches and defaults that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect. As of the date hereof, neither Sellers nor any Sellers' Affiliate has, except as disclosed on Schedule 8.1.11, received any written notice of the intention of any party to terminate any Material Contract. Except as set forth in Schedule 8.1.11, no consents or approvals are required from third parties with respect to the assignment of any Material Contract. Complete and correct copies of all the Material Contracts, together with all modifications and amendments thereto to the date of this Agreement, have been made available to Buyer or its representatives.

            8.1.12 Insurance. The Purchased Property of an insurable nature and of a character usually insured by companies carrying on similar businesses is insured under insurance policies or self insured in such amounts and against such losses or casualties as is usual in Sellers' industry. Effective at 11:59 P.M. on the Closing Date, the coverage under the insurance policies and programs applicable to the Purchased Property will be terminated. Thereafter, Buyer will be responsible for providing all insurance coverage for the Purchased Property.

            8.1.13 Taxes. Except as disclosed on Schedule 8.1.13, (i) all Tax Returns required to be filed by Sellers on or before the Closing Date have or will have been filed, and all Taxes shown as due and payable on such Tax Returns have been or will be paid by Sellers when required by law; (ii) no deficiencies or assessments for any Taxes have been asserted in writing or assessed against Sellers that remain unpaid and that individually or in the aggregate are material to the Business; (iii) Sellers have withheld all required federal, state and local payroll Taxes relating to the Business and have remitted or will remit all amounts required to be remitted to the appropriate Taxing authorities;
(iv) there are no Tax Liens upon any of the Purchased Property except for statutory liens covering Taxes not yet due and payable; (v) Sellers are not a "foreign persons" within the meaning of Section 1445(b)(2) of the IRC and shall provide an appropriate certificate for purposes of Section 1445(b)(2) of the IRC; and (vi) there are no material, current audits or material audits for which written notice has been received or, to the knowledge of Sellers, for which verbal notice has been received (in either case, specifically with respect to the Business).

            8.1.14 No Material Claims or Suits.  Except as disclosed in Schedule
8.1.13 or Schedule 8.1.14, there are no claims, actions, lawsuits or legal proceedings pending before any Governmental Authority, or, to the knowledge of Sellers threatened, against or affecting the Business or Purchased Property that in Sellers' opinion, if determined adversely to Sellers, would reasonably be expected to have a Material Adverse Effect on the Business or materially adversely affect ability of Sellers to consummate the transactions contemplated hereby.

            8.1.15 Tariffs; FCC Licenses.

                  (a) Schedule 8.1.15(a) sets forth a list of all regulatory tariffs applicable to the Business. Such tariffs stand in full force and effect on the date of this Agreement in accordance with all terms, and there is no outstanding notice of cancellation or termination or, to Sellers' knowledge, any threatened cancellation or termination in connection therewith, nor are Sellers subject to any restrictions or conditions applicable to their regulatory tariffs that limit or would limit the operation of the Business (other than restrictions or conditions generally applicable to tariffs of that type). Each such tariff has been duly and validly approved by Sellers' regulatory agency. Sellers are not in material default under the terms and conditions of any such tariff and there is no basis for any claim of default by Sellers in any material respect under any such tariff. Except as disclosed on Schedule 8.1.15(a), there are no applications by Sellers or complaints (other than end-user complaints), or petitions by others or proceedings pending or threatened before the PUC relating to the Business or its operations or the regulatory tariffs. To the knowledge of Sellers, there are no material violations by subscribers or others under any such tariff. A true and correct copy of each tariff set forth on Schedule 8.1.15(a) has been delivered or made available to Buyer.

                  (b) Schedule 8.1.15(b) sets forth a list of all FCC Licenses held by Sellers and used in the operation of the Business. Except as set forth on Schedule 8.1.15(b), (i) each such FCC License is in full force and effect on the date of this Agreement in accordance with its terms, (ii) there is no outstanding notice of cancellation or termination or, to Sellers' knowledge, any threatened cancellation or termination in connection therewith, nor (iii) are any of such FCC Licenses subject to any restrictions or conditions that limit the operation of the Business (other than restrictions or conditions generally applicable to licenses of that type). Subject to the Communications Act of 1934, as amended, and the regulations thereunder, the FCC Licenses are free from all security interests, liens, claims, or encumbrances of any nature whatsoever. There are no applications by Sellers or complaints (other than individual end-user complaints that would not cause a Material Adverse Effect) or petitions by others or proceedings pending or threatened before the FCC relating to the Business or the FCC Licenses that, in Sellers' opinion, would reasonably be expected to have a Material Adverse Effect on the Business.

            8.1.16 Employee Matters.

                  (a) Sellers have provided by letter of even date herewith the name, annual compensation, incentive compensation target, job title, job location and collective bargaining unit status as of March 17, 1999 of each person employed by Sellers at a location in the Purchased Exchanges who is expected to be a Transferred Employee. Schedule 8.1.16(a) lists (and identifies the sponsor of) each material "Employee Pension Benefit Plan," as that term is defined in Section 3(2) of ERISA, each material "Employee Welfare Benefit Plan," as that term is defined in Section 3(1) of ERISA (such plans being hereinafter referred to collectively as the "ERISA Plans"), and each other material retirement, pension, profit-sharing, money purchase, deferred compensation, incentive compensation, bonus, stock option, stock purchase, severance pay, unemployment benefit, vacation pay, savings, medical, dental, post-retirement medical, accident, disability, weekly income, salary continuation, health, life or other insurance, fringe benefit, or other employee benefit plan, program, agreement, or arrangement maintained or contributed to by Sellers or their Affiliates in respect of or for the benefit of any Transferred Employee or former employee of Sellers, excluding any such plan, program, agreement, or arrangement maintained or contributed to solely in respect of or for the benefit of Transferred Employees or former employees employed or formerly employed by Sellers outside of the United States, as of the date hereof (collectively, together with the ERISA Plans, referred to hereinafter as the "Plans"). Schedule 8.1.16(a) also includes a list of each material written employment, severance, termination or similar-type agreement between Sellers and their Affiliates and any Transferred Employee (the "Employment Agreements"). Except for retention bonuses paid in connection with the closing of the transactions contemplated by this Agreement and except as otherwise disclosed on Schedule 8.1.16(a), the execution and delivery of this Agreement by Sellers and the performance of this Agreement by Sellers will not directly result now or at any time in the future in the payment to any Transferred Employee of any severance, termination, or similar-type payments or benefits being paid to any Transferred Employee.

                  (b)   Except as set forth on Schedule 8.1.16(b):

                        (i)   Neither Sellers nor any of their  Affiliates, any
of the ERISA Plans, any trust created thereunder, or any trustee or administrator thereof, has engaged in any transaction as a result of which Sellers, any of their Affiliates or the Business could be subject to any material liability pursuant to Section 409 of ERISA or to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed pursuant to
Section 4975 of the IRC; and

                        (ii) Since the effective date of ERISA, no material liability under Title IV of ERISA has been incurred or is reasonably expected to be incurred by Sellers, any of their Affiliates or the Business (other than liability for premiums due to the PBGC), unless such liability has been, or prior to the Closing Date will be, satisfied in full.

                  (c) Except as set forth on Schedule 8.1.16(c), with respect to the Plans other than those Plans identified on Schedule 8.1.16(d) as "multiemployer plans":

                        (i) the PBGC has not instituted proceedings to terminate any Plan that is subject to Title IV of ERISA (the "Retirement Plans");

                        (ii) none of the ERISA Plans has incurred an "accumu-lated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the IRC), whether or not waived, as of the last day of the most recent fiscal year of each of the ERISA Plans ended prior to the date of this Agreement;

                        (iii)each of the Plans has been operated and admin-istered in all material respects in accordance with its provisions and with all applicable laws;

                        (iv) each of the ERISA Plans that is intended to be "qualified" within the meaning of Section 401(a) of the IRC and, to the extent applicable, Section 401(k) of the IRC, has been determined by the IRS to be so qualified, and nothing has occurred since the date of the most recent such determination (other than the effective date of certain amendments to the IRC, the remedial amendment period for which has not yet expired) that would adversely affect the qualified status of any of such ERISA Plans; and

                        (v) there are no pending material claims by or on behalf of any of the Plans, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits and routine expenses).

                   (d) Except as set forth on Schedule 8.1.16(d), none of the ERISA Plans is a "multiemployer plan," as that term is defined in Section 3(37) of ERISA, and with respect to any such multiemployer plans (as so defined) listed in Schedule 8.1.16(d), neither Sellers nor any of their Affiliates have not made or incurred a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Sections 4203 and 4205 of ERISA that would result in the incurrence of a material liability by Sellers, any of their Affiliates or the Business, and the transactions contemplated herein shall not constitute a "complete withdrawal" or a "partial withdrawal" as such terms are defined in Sections 4203 and 4205 of ERISA, respectively.

                  (e) Except as set forth on Schedule 8.1.16(e), (i) none of the Transferred Employees are represented by a labor union or labor organization, and (ii) Sellers are not subject to any collective bargaining agreement covering any Transferred Employee. There are currently no strikes, slowdowns, work stoppages or lockouts by or with respect to any Transferred Employee covered by collective bargaining agreements. Except as set forth on
Schedule 8.1.16(e), to the best knowledge of Sellers, during the twelve (12) months preceding the date of this Agreement, there have not been any union organizational campaigns by or directed at Transferred Employees.

                  (f) Sellers will make available to Buyer, prior to the Closing Date, a list of those Transferred Employees that Sellers believe to have participated in the health or dependent care reimbursement accounts of Sellers, together with the elections made prior to the Closing Date with respect to such accounts through the Closing Date.

            8.1.17 Schedules of Telephone Plant. Schedule 8.1.17 sets forth, as of December 31, 1998 and, except for such changes as may occur pursuant to
Section 5.2, as of the Closing Date, a materially accurate summary of the book value of the Telephone Plant (except for Real Property Interests and Real Property Leases) and Material and Supply Inventory as reflected in Sellers' continuing property records. Schedule 8.1.17 summarizes substantially all Telephone Plant used in the Business (other than Excluded Property and the GTE Telecom Assets) during calendar year 1998 and located in the Purchased Exchanges, except such as (i) has been disposed of in the ordinary course of business since January 1, 1998, or (ii) would not have a Material Adverse Effect.

            8.1.18 Schedule of Real Property Interests. To the knowledge of Sellers and as of the date of this Agreement, Schedule 8.1.18 sets forth a true and accurate list of all its Real Property Interests.

            8.1.19 Environmental Matters. Except as set forth in Schedule 8.1.19 (which Sellers may supplement within 30 days of the date hereof with respect to Leased Real Property):

                   (a) Sellers' current use of the Owned Real Property or Leased Real Property materially complies with Environmental Requirements;

                   (b) No Liens under any Environmental Requirement have been or are imposed on any of the Owned Real Property, except for such Liens as would not have a Material Adverse Effect;

                   (c) No action, proceeding, revocation proceeding, procedure, writ, injunction or claim is pending, or to Sellers' knowledge threatened, concerning any Environmental Requirement and relating to any of the Owned Real Property, except as would not have a Material Adverse Effect;

                   (d) Sellers have obtained or filed for all permits,licenses, registrations, and other approvals and has made all reports and notifications required under any Environmental Requirements in connection with the Owned Real Property, except as would not have a Material Adverse Effect; and

                   (e) There are no present actions, activities, circumstances, conditions, events,or incidents relating to Sellers' use of any of the Owned Real Property or Leased Real Property that would reasonably be expected to involve Sellers in any material litigation under the Environmental Requirements, or impose upon Sellers any material liability related to any Environmental Requirements.

            8.1.20 Schedule of Joint Construction Projects. Schedule 8.1.20 sets forth a list of all Joint Construction Projects for which Buyer is to assume liability as of the Closing.

            8.1.21 Financial Statements. Schedules 8.1.21(a), 8.1.21(b) and 8.1.21(c) present the estimated income statement, estimated balance sheet and estimated statement of cash flows, respectively for the Business for the years ended December 31, 1997 and December 31, 1998 (collectively, the "Financial Statements"). The Financial Statements have been prepared based on the books and records of Sellers. Such books and records have been maintained in accordance with GAAP. However, because the Business represents only a portion of Sellers, the Financial Statements are based on the extensive use of estimates and allocations. Sellers believe these estimates and allocations have been performed on a reasonable basis and such Financial Statements materially reflect the results of operations for the periods set forth therein. However, Buyer acknowledges that (i) the Financial Statements themselves may not be consistent with the applicable regulations of the FCC or state regulatory authorities, and
(ii) because the Business represents only a portion of Sellers, the Buyer is not acquiring significant support elements located outside the Purchased Exchanges, and Buyer will operate under new tariffs, carrier contracts and other conditions that may significantly impact the future revenue of the Business, the Financial Statements may not be representative of the financial performance of the Business during future periods.

            8.1.22 Year 2000 Compliance.

                   (a) As of the Closing Date, Sellers shall have caused the modification or remediation of the Automated Assets in accordance with applicable manufacturer or vendor recommendations such that the Automated Assets are Year 2000 Compliant; provided that any and all Buyer or third-party supplied computer software, computer firmware and computer hardware that directly interfaces with the Automated Assets, co-exists with the Automated Assets, or indirectly influences the operation of the Automated Assets are also demonstrated to be Year 2000 Compliant.

                   (b) Sellers shall be deemed to be in satisfaction of the requirements of subsection (a) of this Section 8.1.22 to the extent that Sellers have (i) performed on or before the Closing Date any modification or remediation in accordance with applicable manufacturer or vendor recommendations for achieving Year 2000 compliance or Year 2000 readiness, or (ii) received on or before the Closing Date reasonable assurances from the applicable manufacturer or vendor that an Automated Asset, without modification or remediation, is Year 2000 Compliant or Year 2000 ready.

                   (c) When used in this Section 8.1.22, the following terms shall have the respective meanings given below:

                        "Automated Assets" means the computer software, computer firmware, computer hardware (whether general or special purpose), documentation, data, and other similar or related items of the automated, computerized, and/or software system(s) that are provided by Sellers to Buyer as part of the Purchased Exchanges pursuant to this Agreement.

                        "Calendar-Related" refers to the date values based on the Gregorian calendar, as defined in Encyclopedia Britannica, 15th edition, 1982, page 602, and to all uses in any manner of those date values, including without limitation manipulations, calculations, conversions, comparisons and presentations.

                        "Date Data" means any Calendar-Related data in the inclusive range January 1, 1900 through December 31, 2050, which the Automated Assets use in any manner.

                        "System Date" means any Calendar-Related data value in the inclusive range January 1, 1985 through December 31, 2035 (including the natural transition between such values) which the Automated Assets shall be able to use as their current date while operating.

                        "Year 2000 Compliant" means:

                        (i) As of the Closing Date, in connection with Calendar-Related data and Calendar-Related processing of Date Data or of any System Date, the Automated Assets will not malfunction, will not cease to function and will not produce incorrect results; and

                        (ii) As of the Closing Date, the Automated Assets
will represent dates without ambiguity as to century when providing Calendar-Related data to and accepting Calendar-Related data from other automated, computerized and/or software systems and users by way of user interfaces, electronic interfaces and data storage.

            8.1.23 Access Line Count. As of December 31, 1998, the Purchased Exchanges served a total of 213,651 access lines.

      8.2   Representations and Warranties of Buyer.  Buyer represents and
            ---------------------------------------
warrants to Sellers as follows:

            8.2.1 Corporate Organization.Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Louisiana, and is duly qualified to conduct business in Arkansas and has the requisite corporate power and authority to own, lease or otherwise hold the assets owned, leased or held by it.

            8.2.2 Authorization and Effect of Agreement.Buyer has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, to carry on the Business as presently conducted and to fulfill all other obligations of Buyer under this Agreement and the Ancillary Agreements. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements, and the fulfillment by it of its obligations under this Agreement and the Ancillary Agreements have been duly authorized by all necessary corporate action on the part of Buyer. Buyer has the requisite legal capacity to purchase, own and hold the Purchased Property upon the consummation of the sale of the Purchased Property. This Agreement and the Ancillary Agreements have been duly executed and delivered by Buyer and, assuming the due execution and delivery of this Agreement and the Ancillary Agreements by Sellers, constitute valid and binding obligations of Buyer enforceable in accordance with their terms subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and subject to the exercise of judicial discretion in accordance with principles of equity.

            8.2.3 No Restrictions Against Purchase of the Purchased Properties. The execution and delivery of this Agreement and the Ancillary Agreements by Buyer do not, and the fulfillment by Buyer of its obligations under this Agreement and the Ancillary Agreements will not, conflict with, violate or result in the breach of any provision of the certificate of incorporation or bylaws of Buyer or, conflict with, violate or result in the breach of any contract to which Buyer is a party. No material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer or the fulfillment by Buyer of its obligations under this Agreement, except the filings and approvals described in Article 4.

            8.2.4 No Violation of Law. The execution and delivery of this Agreement and the Ancillary Agreements and the fulfillment by Buyer of its obligations under this Agreement and the Ancillary Agreements will not violate any Law except to the extent any such violation would not have a material adverse effect on the ability of Buyer to fulfill its obligations hereunder and thereunder.

            8.2.5  Financial Capacity.

                   (a) Buyer has sufficient cash or other sources of funds to pay the Purchase Price in the manner specified in Section 3.1 and all related fees and expenses.

                   (b) Buyer has sufficient financial resources to operate the Business after the Closing Date. Without limiting the generality of the foregoing, Buyer has sufficient financial resources to satisfy any applicable requirement relating to financial capacity or capital imposed by any Governmental Authority in any state in which the Business is conducted. Buyer is solvent, is able to pay its debts as they become due, and owns property that has both a fair value and a fair saleable value in excess of the amount required to pay its debts as they become due.

            8.2.6 Brokers. Buyer has not paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement in such a manner as to give rise to a valid claim against Sellers for any broker's or finder's fees or similar fees or expenses.

            8.2.7  Consents and Approvals of Governmental Authority.  Subject to
Article 4 with respect to Regulatory Approvals and FCC Consents, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated herein, except for filings with the FTC and DOJ pursuant to the HSR Act, if required.

                                   ARTICLE 9
                        CONTINUING BUSINESS RELATIONSHIPS

      9.1   Transition Services Agreement.  The parties agree to cooperate with
            -----------------------------
each other to ensure that the transition of the ownership of the Purchased Property proceeds with minimal disruption to the services being provided to subscribers. The parties agree that it may be necessary for Sellers to assist Buyer in converting Sellers' systems and processes with respect to the Purchased Property to Buyer's systems and processes. Sellers and Buyer agree to execute a separate "Transition Services Agreement" substantially in the form attached hereto as Schedule 9.1 for the provision of such services.

      9.2   Optional Services Agreement. It is understood and agreed that Buyer
            ---------------------------
may not have for a period of time after Closing Date, certain systems or processes necessary to provide some basic customer services. Sellers will at Buyer's request and for the fees described in Schedule 9.2 provide any or all of the services described in a separate "Optional Services Agreement" signed by the parties substantially in the form attached hereto as Schedule 9.2.

      9.3   Directory Publishing.
            --------------------
            9.3.1 Assumption of Certain Directory Publishing Agreement Rights and Obligations. Sellers are parties to a directories publishing agreement with [GTE Directories Service Corporation n/k/a GTE Directories Corporation or GTE Directories Corporation as purchaser of the rights and interests of Associated Directory Services, Inc. f/k/a Mast Advertising and Publishing, Inc.] herein "Publisher." This [These] agreement[s] is [are] identified in Schedule 9.3.1 attached hereto ("Publishing Agreement[s]"). Pursuant to this [these] agreement[s] Publisher has the exclusive right and obligation to sell advertising, and to publish, print and distribute directories containing telephone numbers relating to the Purchased Exchanges.

            At Sellers' option, Buyer agrees to execute an agreement effective as of the Closing to assume and appropriately amend the Publishing Agreement[s] as it[they] relate to the Purchased Exchanges, which agreement will extend the length of the term of the Publishing Agreement[s] to expire not earlier than December 31, 2001. Buyer agrees to allow Publisher to participate in any process for negotiating future directory publishing agreements on terms no less favorable than any other participant.

            9.3.2 Co-Bound Directories Acknowledgement. Buyer acknowledges that Publisher may have a pre-existing obligation (which Publisher may choose to continue) to sell advertising, publish, print and distribute the telephone numbers of third party local exchange telephone companies in the same directory as the Purchased Exchanges ("Co-Bound" directory). Co-Bound directory agreements of which Sellers are aware, if any, are identified on Schedule 9.3.2.

            9.3.3 Meeting to Discuss Directory Publication. Within ninety (90) days following the date of this Agreement, Buyer agrees to meet with Sellers and Publisher for the purpose of having an initial discussion about the first directory publication after the Closing Date. This meeting will be held at Publisher's address unless otherwise agreed between the parties and Publisher. All parties shall employ their respective commercially reasonable efforts to ensure that directory publication is not interrupted following the Closing Date.

      9.4   GTE Telecom Agreements.  Buyer acknowledges that GTE Telecom will
            ----------------------
retain ownership of certain assets as well as related rights in connection with fiber loop located in the Purchased Exchanges, all of which assets and rights are listed on Schedule 2.3(g) (the "GTE Telecom Assets"). Buyer further acknowledges that the GTE Telecom Assets may be co-located with the Purchased Property, and may share certain easements, rights of way or other real property interests. In order to clarify the relationship between Buyer and GTE Telecom with respect to the GTE Telecom Assets, Buyer agrees to execute and deliver at Closing certain agreements substantially in the form attached hereto as Schedule
9.4 (the "GTE Telecom Agreements").

                                   ARTICLE 10
                      ADDITIONAL COVENANTS OF THE PARTIES

      10.1  Intellectual Property.
            ---------------------
            10.1.1 No License. Buyer and Sellers agree and understand that except as expressly set forth in writing in the License Agreement and Section 10.1.3, Sellers have not granted any rights or licenses, express or implied, of, and nothing shall constitute or be construed as a license of Sellers under any Intellectual Property now or hereafter owned, obtained or licensable by Sellers or under any Third Party Intellectual Property.

            10.1.2 Infringement.

                   (a) Notwithstanding anything in this Agreement to the contrary, Sellers shall have no obligation to defend, indemnify or hold harmless Buyer or any of its Affiliates, from any damages, costs or expenses resulting from any obligation, proceeding or suit based upon any claim that any activity subsequent to the Closing Date engaged in by Buyer, a customer of Buyer's or anyone claiming under Buyer, constitutes direct or contributory infringement, misuse of, or misappropriation of, or inducement to infringe, any Third Party Intellectual Property.

                   (b) Buyer shall defend, indemnify and hold harmless Sellers and their Affiliates from and against any and all Indemnifiable Losses resulting from any obligation, proceeding or suit based upon any claim alleging or asserting direct or contributory infringement, or misuse or misappropriation of or inducement to infringe by Sellers or any of their Affiliates of any Third Party Intellectual Property, to the extent that such claim is based on, or would not have arisen but for, activity conducted or engaged in subsequent to the Closing Date by Buyer, a customer of Buyer's, or anyone claiming under Buyer.

            10.1.3 Trademark Phaseout.

                   (a) Buyer acknowledges that Sellers or their Affiliates are the owners of Excluded Marks that qualify as Excluded Property under Section
2.3. Buyer understands and agrees that the Excluded Marks, or any right to or license of the Excluded Marks, are not being transferred pursuant to this Agreement. Buyer acknowledges the exclusive and proprietary rights of Sellers and their Affiliates in the use of the Excluded Marks, and Buyer agrees that it shall not use the Excluded Marks (or any names, domain names, marks or indicia confusingly similar to the Excluded Marks) except and to the extent expressly set forth in this Section 10.1.3 or assert any rights or claims in such Excluded Marks (or in any names, domain names, marks or when confusingly similar to the Excluded Marks). After the Closing, all Excluded Marks of Sellers and their Affiliates shall be replaced by Buyer, at Buyer's expense, as soon as possible, but in no event later than ninety (90) days after the Closing Date for items with Excluded Marks affixed to them which Buyer has continued to use in Buyer's operation of the Business, including buildings, vehicles, heavy equipment, hard hats, tools, tool boxes, kits (safety and others), signs, public (pay) telephones, manual covers and notebooks. After the Closing, Buyer will not use, and will destroy or deliver to Sellers, all such items with Excluded Marks affixed to them that have no valid continuing use in Buyer's operation of the Business, including items affecting customer or employee relations or items that do not reflect Buyer's true identity. Specific items to be destroyed or returned include items with Excluded Marks affixed to them including giveaways; order, purchase or materials forms; requisitions; invoices; statements; time sheets/labor reports; bill inserts; stationery; personalized note pads; maps; organization charts; bulletins/releases; sales/price literature; manuals or catalogs; report covers/folders; program materials; and materials such as media contact lists/cards. The ninety (90) day time period for replacement of Excluded Marks affixed to telephone directories that were already published or closed for publication at the Closing Date shall be extended to the expiration date of such directories.

                   (b) Buyer recognizes the great value of the goodwill associated with the Excluded Marks, and acknowledges that the Excluded Marks and all rights therein and the goodwill pertaining thereto belong exclusively to Sellers and that the Excluded Marks have a secondary meaning in the minds of the public. Buyer further agrees that any and all permitted use of the Excluded Marks pursuant to this Agreement shall inure to the sole and exclusive benefit of Sellers.

                   (c) Buyer agrees that any permitted use of the Excluded Marks in the operation of the Business after the Closing shall be provided in accordance with all applicable federal, state and local laws, and that the same shall not reflect adversely upon the good name of Sellers or their Affiliates, and that the operation of the Business will be of a high standard and skill.

                   (d) Buyer acknowledges that its failure to cease use of the Excluded Marks as provided in this Agreement, or its improper use of the Excluded Marks, will result in immediate and irreparable harm to Sellers and their Affiliates. Buyer acknowledges and admits that there is no adequate remedy at law for such failure to terminate use of the Excluded Marks, or for such improper use of the Excluded Marks. Buyer agrees that in the event of such failure or improper use, Sellers and their Affiliates shall be entitled to equitable relief by way of temporary restraining order, or preliminary or permanent injunction, or any other relief available under this Agreement.

                   (e) Buyer will not contest the ownership or validity of any rights of Sellers or their Affiliates in the Excluded Marks.

            10.1.4 Third Party Software. To the extent that the transfer of Purchased Property by Sellers to Buyer under this Agreement results in the transfer of possession to Buyer of software that at the Closing Date is Third Party Intellectual Property, which software was located in and rightfully used by Sellers in the geographical areas of the Purchased Exchanges prior to the Closing Date in the normal and ordinary operation of the Business pursuant to Contracts with the owners or licensors of such software ("Third Party Intellectual Property Contracts"), then subject to Section 2.5 and the receipt of any required consents from Switch Software vendors, effective as of the Closing and provided that no payments to any Person other than a Switch Software vendor are thereby required, Sellers hereby assign to Buyer, and Buyer hereby accepts all rights and licenses, if any, to possess and use such software pursuant to such Third Party Intellectual Property Contracts. Buyer agrees that the acceptance by Buyer of such assignment of the Third Party Intellectual Property Contracts includes the assumption by Buyer of obligations under such Third Party Intellectual Property Contracts, including all obligations necessary or incidental to the transfer of such rights and licenses. Buyer understands and agrees that except as provided above in this Section 10.1.4, or as expressly provided elsewhere in this Agreement or in another written agreement between Buyer and Sellers, no rights or licenses to use or possess such software or any Third Party Intellectual Property are transferred to Buyer. Buyer shall properly dispose of, and shall not use, any software of which Buyer acquires possession in connection with Purchased Property and which, after the Closing Date, Buyer knows, or reasonably should know, is not the subject of a Third Party Intellectual Property Contract that has been rightfully transferred to Buyer. Sellers make no warranty or representation that any Third Party Intellectual Property Contract or any right therein is assignable in whole or in part to Buyer.

      10.2  Effect of Due Diligence and Related Matters.
            -------------------------------------------
            (a) Buyer represents that it is a sophisticated entity that was advised by knowledgeable counsel and financial advisors and, to the extent it deemed necessary, other advisors in connection with this Agreement and has conducted its own independent review and evaluation of the Purchased Property. Accordingly, Buyer covenants and agrees that (i) except for the representations and warranties set forth in this Agreement, Buyer has not relied and will not rely upon any duty to disclose or any document or written or oral information furnished to or discovered by it or its representatives, including any financial data, (ii) there are no representations or warranties, express or implied, statutory or otherwise, by or on behalf of Sellers or their Affiliates or representatives except for those expressly set forth in this Agreement, and
(iii) to the fullest extent permitted by law, Buyer's rights and obligations with respect to all of the foregoing matters will be solely as set forth in this Agreement. Buyer further acknowledges and agrees that Sellers are not under any duty to make any inquiry regarding any matter that may or may not be known to Sellers or any of their officers, directors, employees or representatives.

            (b) Upon the Closing, Buyer shall be deemed to have waived any claim with respect to a breach of any representation, warranty, covenant or obligation of Sellers, or any failure of a condition, hereunder of which Buyer had actual knowledge on or prior to the date hereof; provided that Buyer shall be deemed to have actual knowledge on or prior to the date hereof of the information made available to Buyer and/or its representatives during Buyer's due diligence review, and which information is contained in the Due Diligence Materials.

            (c) After the date of this Agreement and prior to the Closing Date, Buyer shall promptly notify Sellers if Buyer obtains actual knowledge of any actual or prospective breach of any representation, warranty, covenant or obligation of Sellers, or any actual or prospective failure of a condition, hereunder of which Buyer obtains actual knowledge. Failure to provide timely notice of any such breach of which Buyer obtains actual knowledge after the date hereof shall be deemed to constitute a waiver with respect to such breach.

      10.3  Confidentiality. Whether or not the Closing occurs, the parties
            ---------------
hereto and their respective officers, directors, employees and representatives will comply with the Confidentiality Agreement (to the extent not inconsistent with this Agreement), the provisions of which are expressly incorporated herein in their entirety by this reference.

      10.4  Further Assurances.  After the Closing, Sellers will use their
            ------------------
commercially reasonable efforts to furnish to Buyer such other instruments and information as Buyer may reasonably request in order to convey to Buyer title to the Purchased Property, to be delivered from time to time upon Buyer's reasonable request.

      10.5  Prorations. The following liabilities that call for periodic pay-
            ----------
ments shall be prorated between Sellers and Buyer: (i) utility charges (which shall include water, sewer, electricity, gas and other utility charges) with respect to the Owned Real Property, the property subject to the Real Property Leases and customer owned equipment, (ii) rental charges (which shall include rental charges and other lease payments under the Real Property Leases and Real Property Interests), (iii) personal services (these services are charged for a period which includes the Closing Date; this shall include contract labor), and
(iv) any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, including but not limited to real and personal property Taxes, ad valorem Taxes, and franchise fees or Taxes ("Periodic Taxes"). With respect to measurement periods during which the Closing Date occurs (all such periods of time being hereinafter called "Proration Periods"), the liabilities described in clauses (i), (ii) and
(iii) of the preceding sentence shall be apportioned between Sellers and Buyer as of the Closing Date, with Buyer bearing only the expense thereof in the proportion that the number of days remaining in the applicable Proration Period after the Closing Date bears to the total number of days covered by such Proration Period. Real and personal property Taxes and ad valorem Taxes shall be prorated between Buyer and Sellers based on the relative periods the Purchased Property was owned by each respective party during the fiscal period for which Periodic Taxes were assessed by the Taxing jurisdiction (as such fiscal period is reflected on the bill rendered by such taxing jurisdiction). Buyer and Sellers shall pay or be reimbursed for Periodic Taxes (including instances in which such property Taxes have been paid before the Closing Date) on this prorated basis. If a payment on a Periodic Tax bill is due after the Closing, the party that is legally required to make such payment shall make such payment and promptly forward an invoice to the other party for its pro rata share, if any. If the other party does not pay the invoice within thirty (30) calendar days of receipt, the amount of such payment shall bear interest at the rate of eight percent (8%) per annum. Similarly, all prepayments made by Sellers under Assigned Contracts with respect to service or maintenance agreements requiring periodic payments with third parties or license or other fees payable to third parties shall be prorated on an appropriate basis between Sellers and Buyer.

      10.6  Cost Studies/NECA Matters.
            -------------------------
            10.6.1 Prior to Closing. Sellers agree that, with respect to all toll revenues, settlements, pools, separations studies or similar activities, Sellers shall be responsible for (and shall receive the benefit or suffer the burden of) any adjustments to contributions, or receipt of funds, by Sellers resulting from any such activities that are related to the operation of the Business or the ownership or operation of the Purchased Property prior to the Closing Date. Specifically, this paragraph shall apply, but shall not be limited to, any matters related to the National Exchange Carrier Association ("NECA") or the Universal Service Administration Company ("USAC") including the Universal Service Fund ("USF"), Long Term Support ("LTS"), and Telecommunications Relay Services funds established by the FCC.

            10.6.2 From and After Closing.

                   (a) In the case of Purchased Exchanges that comprise less than an entire Study Area, the following shall apply:

                        (i) Rural and non-rural carriers currently receive USF funds based on historic costs computed pursuant to Subpart F of Part 36 of the FCC's rules. Beginning July 1, 1999 or a date thereafter determined by the FCC, non-rural carriers shall not receive USF funds pursuant to Part 36, but will receive support based on forward-looking economic costs pursuant to Part 54. Sellers will take all steps necessary to ensure that, for each Transitional Year, Buyer receives a pro rata share of any USF funds distributed during each year. Buyer's pro rata share of such USF funds for a given Transitional Year shall be determined for each Acquired Local Loop by multiplying the USF funds attributable to such loop for that year times the number of months of that year that such loop is owned by the Buyer.

                        (ii) Buyer shall make all USF filings that are required under FCC rules after the Closing Date,and Sellers shall provide such reasonable assistance as is required in order to make such filings.

                        (iii) Notwithstanding the foregoing, Buyer's right to receive a pro rata share of USF is conditioned upon Buyer's payment, from and after the Closing Date, of a pro rata share of the annual universal service contribution liability assessed by the USAC based on end-user retail revenues for the previous year generated by assets being sold. The resulting Buyer's annual USF obligation for assets purchased shall be prorated in proportion to the number of months in the year from and after the Closing Date.

                   (b) In the case of Purchased Exchanges that comprise an entire Study Area, the following shall apply:

                        (i) Buyer shall receive all USF funds, from and after the Closing Date, as determined by USAC from data submitted by Sellers prior to Closing Date pursuant to FCC Rules and Regulations as stated in Part 36.611 and
Part 36.612 for rural carriers and Part 54 for non-rural carriers. After Closing Date Buyer shall make all submissions and filings for USF funds for all years for which Sellers had not made a submission prior to Closing Date in accordance with FCC Rules and Regulations. Within a reasonable time after Buyer's written request, Sellers shall furnish to Buyer such necessary information regarding Sellers' ownership of the Purchased Property during any year for which Buyer shall make a submission, and such reasonable assistance as required in connection with Buyer's preparation of necessary filings or submissions.

                        (ii) Notwithstanding the foregoing, Buyer's right to receive all USF revenue is conditioned upon Buyer's payment, from and after the Closing Date, of all universal service contribution liability assessed by USAC based on end-user retail revenues for the previous year generated by assets being sold.

      10.7  Customer Deposits and Construction Advances.  Within thirty
            -------------------------------------------
(30) days after Closing, Sellers agree to transfer to Buyer the customer deposits together with any interest accrued thereon (collectively "Customer Deposits") and Construction Advances, together with all of Sellers' obligations (exclusive of pre-Closing disputes with respect thereto) and rights to hold the Customer Deposits and Construction Advances of the Business, up to the Closing Date, and Buyer agrees to hold, disburse and retain such deposits so delivered to it, and to perform related construction, as the case may be, as if it were Sellers.

      10.8  Access to Books and Records.
            ---------------------------
                   (a) After the Closing, Sellers will retain all Retained Books and Records for a period of three (3) years from the date hereof, except for Tax Returns and supporting documentation, which Sellers shall retain until the later to occur of (i) sixty (60) days subsequent to the expiration of the applicable statute of limitations or any extensions thereof, or (ii) the expiration of three (3) years from the date hereof.

                   (b) After the Closing, upon reasonable notice and subject to the Confidentiality Agreement, the parties will give to the representatives, employees, counsel and accountants of the other, access, during normal business hours, to books and records relating to the Business and the Purchased Property, and will permit such persons to examine and copy such records, in each case to the extent reasonably requested by the other party in connection with Tax and financial reporting matters (including any Tax Returns and related information, but not attorney work product), audits, legal proceedings, governmental investigations and other business purposes (including such financial information and any receipts evidencing payment of Taxes as may be requested by Sellers to substantiate any claim for Tax credits or refunds); provided, however, that nothing herein will obligate any party to take actions that would unreasonably disrupt the normal course of its business or violate the terms of any Contract to which it is a party or to which it or any of its assets is subject. Sellers and Buyer will cooperate with each other in the conduct of any Tax audit or similar proceedings involving or otherwise relating to the Business (or the income therefrom or assets thereof) with respect to any Tax and each will execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 10.8(b).

      10.9  Purchase Price Allocation. No later than ninety (90) days subsequent
            -------------------------
to the Closing Date, Buyer and Sellers shall use their good faith efforts to agree to the allocation (the "Allocation") of the Purchase Price, the Assumed Liabilities and other relevant items (including, for example, adjustments to the Purchase Price) to the individual assets or classes of assets within the meaning of Section 1060 of the IRC. If Buyer and Sellers agree to such Allocation prior to Closing, Buyer and Sellers covenant and agree that (i) the values assigned to the assets by the parties' mutual agreement shall be conclusive and final for all purposes, and (ii) neither Buyer nor Sellers will take any position before any Governmental Authority or in any judicial proceeding that is in any way inconsistent with such Allocation. Notwithstanding the foregoing, if Buyer and Sellers cannot agree to an Allocation, Buyer and Sellers covenant and agree to file and to cause their respective Affiliates to file, all Tax Returns and schedules thereto (including, for example, amended returns, claims for refund, and those returns and forms required under Section 1060 of the IRC and any Treasury regulations promulgated thereunder) consistent with each of Buyer and Sellers' good faith Allocations, unless otherwise required because of a change in applicable Law.

      10.10 Owned Real Property Transfers. Within sixty (60) days of the date of
            -----------------------------
this Agreement, Sellers shall deliver to Buyer copies of all existing title insurance policies in Sellers' possession covering the Owned Real Property. Thereafter, no later than thirty (30) days before the Closing Date, Sellers shall deliver (at Sellers' expense) to Buyer title commitments for owners' policies of title insurance prepared by a title insurance company reasonably acceptable to Buyer and a certified current survey, with respect to all Owned Real Property included in the Purchased Property and in which Sellers purports to own fee title. Buyer acknowledges that such title commitments shall be for California Land Title Association ("CLTA") owners' policies of title insurance (or its equivalent) unless Buyer has requested in writing, prior to the date hereof, that such commitments be issued for other forms of title insurance (in which event, Buyer shall bear all costs and premiums for such title insurance to the extent attributable to such coverage being in excess of CLTA coverage or its equivalent). Such title commitments shall reflect that upon the consummation of the sale to Buyer contemplated by this Agreement and the payment of all premiums and charges due for such title insurance, Buyer will be vested with good, fee simple title to such Owned Real Property, subject only to the exceptions show thereon, the title company's standard exceptions and exclusions, and such matters that arise after the date and time of such title commitment. Except as provided in the following sentence, in the event that Buyer requires endorsements to such title commitments or the applicable title insurance policies, such endorsements shall be obtained at Buyer's sole cost and expense and shall not be a condition to Closing. On the Closing Date, Sellers shall convey the Owned Real Property to be transferred to Buyer subject only to Permitted Encumbrances, provided that Sellers may transfer such property subject to one or more exceptions that are not Permitted Encumbrances if Sellers commit in writing, in form and substance reasonably acceptable to Buyer, on or before the Closing Date, to cause any such exception that is not a Permitted Encumbrance to be removed, insured or bonded over to Buyer's reasonable satisfaction, or if Sellers indemnify Buyer with respect to such exceptions to Buyer's reasonable satisfaction on or before the Closing Date. With respect to each parcel of Owned Real Property covered by a title commitment referenced above, the amount of title insurance provided under the applicable title insurance policy shall be the fair market value of the applicable property, which shall be determined by Buyer at its sole cost and expense using commercially reasonable methods of valuation, provided that all such valuations shall be consistent with all allocations of the Purchase Price made hereunder or pursuant to this Agreement, and shall be acceptable to the title insurance company. The determination of fair market value shall be made in a timely manner such that the title commitments can be issued in a timely manner prior to the Closing Date. Sellers agree that prior to Closing it will provide the title company with such instructions, authorizations, affidavits, and indemnities as may be reasonably necessary for the title company to issue title policies to Buyer, dated as of the Closing Date, for all of the Owned Real Property with so-called non-imputation endorsements. By no later than forty-five (45) days after the Closing Date, Sellers shall deliver to Buyer a final title insurance policy covering each parcel of the Owned Real Property covered by the title commitments. Buyer will use its commercially reasonable efforts to work with the title company between the date hereof and forty-five (45) days after Closing Date to resolve any issues with respect to such title commitments. Sellers shall be responsible for the payment of all title insurance premiums attributable to the CLTA portion of the coverage afforded by each such policy obtained, and Buyer shall be responsible for the payment of all title insurance premiums in excess of such amount and for the payment of all endorsement charges and other fees and costs imposed by the title company.

      10.11 Transaction Taxes.  Buyer shall bear and be  responsible  for paying
            -----------------
any sales, use, transfer, documentary, registration, business and occupation and other similar Taxes (including related penalties (civil or criminal), additions to Tax and interest) imposed by any Governmental Authorities with respect to the transfer of Purchased Property to Buyer (including the Owned Real Property) ("Transaction Taxes"), regardless of whether the Tax authority seeks to collect the such Taxes from Sellers or Buyer. Buyer shall also be responsible for (i) administering the payment of such Transaction Taxes, (ii) defending or pursuing any proceedings related thereto, and (iii) paying any expenses related thereto. Sellers shall give prompt written notice to Buyer of any proposed adjustment or assessment of any Transaction Taxes with respect to the transaction, or of any examination of said transaction in a sales, use, transfer or similar Tax audit. In any proceedings, whether formal or informal, Sellers shall permit Buyer to participate and control the defense of such proceeding, and shall take all actions and execute all documents required to allow such participation. Sellers shall not negotiate a settlement or compromise of any Transaction Taxes without the written consent of Buyer, which consent shall not be unreasonably withheld.

      10.12 Bulk Sales Laws. Sellers and Buyer waive compliance with applicable
            ---------------
Laws under any version of Article 6 of the Uniform Commercial Code adopted by any state or any similar Law relating to the sale of inventory, equipment or other assets in bulk in connection with the sale of the Purchased Property.

      10.13 Prepaid Non-regulated Maintenance Agreements. Within thirty (30)
            --------------------------------------------
days following Closing, Sellers shall pay to Buyer an amount equal to the pro rata portion of all prepaid but unearned revenues from Sellers' customers for all non-regulated maintenance agreements as of the Closing Date.

      10.14 Vehicle Registration.  Buyer agrees to use its commercially
            ---------------------
reasonable efforts to file promptly the appropriate vehicle title applications and registrations to change the name of the titled owner on each vehicle title certificate and change the motor vehicle registration (with respect to license plate information) on each vehicle being transferred to Buyer from Sellers pursuant to this Agreement. Buyer agrees that it shall remove and destroy Sellers' existing license plates from all vehicles received promptly upon the receipt of new license plates.

      10.15 Carrier Access Billing and Accounts Receivable Transition.  Sellers
            ---------------------------------------------------------
shall render their own final carrier access bills to its interexchange carriers for minutes, messages and other applicable charges up to the Closing Date. Sellers shall be responsible for collecting and settling any disputes associated with their final bills to the interexchange carriers.

      10.16 End-User Billing and Accounts Receivable Transition. Buyer agrees to
            ---------------------------------------------------
purchase Sellers' Earned End-user Accounts Receivable and make payment to Sellers for those accounts in the manner described below.

                   (a) Sellers shall transfer to Buyer, as soon as reasonably available after Closing, all open end-user customer account records as of the end of business on the Closing Date. Following the Closing, Buyer will be responsible for administering those records including the application of cash receipts to customer accounts, whether related to services rendered before or after the Closing. Sellers will promptly forward to Buyer all customer payments and related remittance documents received by Sellers after the Closing for processing by Buyer.

                   (b) Within twenty (20) days following the Closing, Sellers will provide an accounting to Buyer of the Earned End-User Accounts Receivable and the Customer Advances, as well as the most recent twelve (12) month history of Sellers' uncollectible net writeoffs expressed as a percentage of billings for the Business (the "Uncollectible Factor"). This data and the resulting calculation of the Earned End-User Accounts Receivable Amount will be summarized in an accounts receivable settlement statement (the "Accounts Receivable Settlement Statement"). Within thirty (30) days following the Closing, Buyer will remit to Sellers an amount equal to 80% of the Earned End-User Accounts Receivable Amount less 100% of the Customer Advances. Within sixty (60) days following the Closing, Buyer will remit an additional 15% of the Earned End-User Accounts Receivable Amount and within ninety (90) days will remit the final 5%.

                   (c) Not later than ten (10) days prior to the due dates for the sixty (60) and ninety (90) day payments referred to in Section 10.16(b) above, Sellers will provide Buyer with an updated Accounts Receivable Settlement Statement reflecting any adjustments based upon non-sufficient funds checks, billing adjustments or other facts that have become known after the original statement that relate to pre-closing activity.

                   (d) If at any time during the ninety (90) day period following the Closing, Buyer or Sellers discovers any material discrepancy in the Accounts Receivable Settlement Statement, Sellers and Buyer agree to use commercially reasonable efforts to resolve any discrepancy in a timely manner, and also agree to make payments related to any undisputed amounts as set forth above.

      10.17 Cooperation. Subsequent to the Closing Date, Buyer and Sellers agree
            ------------
that they shall cooperate, each with the other, in order to facilitate the orderly transfer of the operation of the Business from Sellers to Buyer; provided that except as may be otherwise required under that Agreement, no party shall be required to pay any out-of-pocket costs associated with their respective obligations hereunder.

                                   ARTICLE 11
                         EMPLOYEES AND EMPLOYEE MATTERS

      11.1  Employment of Transferred Employees. All Active Employees of Sellers
            -----------------------------------
employed in the Business, and all Active Employees of Sellers and their Affiliates who are associated with the Business, on the Closing Date (hereinafter collectively referred to as "Transferred Employees") shall be employed by (or become the responsibility of, as applicable) Buyer as of the Closing Date in the same or comparable positions, and at the same or comparable total compensation (including base pay and bonus (exclusive of any retention bonus)), as were in effect on the Closing Date, except as otherwise provided in this Agreement. The term "Transferred Employees" shall include only those individuals described in the preceding sentence who are identified as such on
Schedule 11.1. For purposes of the first sentence, the term "Active Employees" shall include all full-time and part-time employees, employees on workers' compensation, military leave, maternity leave, leave under the Family and Medical Leave Act of 1993, short-term disability, non-occupational disability, on layoff with recall rights, and employees on other approved leaves of absence with a legal or contractual right to reinstatement. Buyer also shall employ any employee of Sellers or their Affiliates who on the Closing Date is an LTD Recipient (as defined in Section 11.7) and who immediately before his active employment with Sellers or their Affiliates ceased was employed in or in association with the Business and whose primary work location is within the areas serviced by the Purchased Exchanges, provided such employee returns to active employment within one (1) year of the Closing Date. For a period of six
(6) months following the Closing Date, Buyer shall not employ, and Buyer shall not permit any of its Affiliates to employ, any person who retires or otherwise terminates from any employment at or in association with the Business during the six-month period beginning three (3) months before the Closing Date. All Transferred Employees and LTD Recipients (as defined in Section 11.7) shall be identified on Schedule 11.1 to be prepared by Seller and submitted to Buyer at least fifteen (15) days prior to the Closing Date; such Schedule 11.1 shall identify, as of the date of such Schedule, the employees who have terminated employment as described in the preceding sentence; and such Schedule 11.1 shall be updated as of the date that is three months after the Closing to identify any employees who terminated employment as described in the preceding sentence after the date of the original Schedule 11.1.

            11.1.1 Assumption of Collective Bargaining Agreement Obligations.
On and after the Closing Date, Buyer, as successor employer to Sellers (subject to Sellers' Retained Liabilities in Section 2.4.2(d)), shall assume all of the employer's obligations under, and be bound by the provisions of, each collective bargaining agreement covering Transferred Employees. Each such collective bargaining agreement relating to Transferred Employees shall be identified on a
Schedule 11.1.1 to be prepared by Sellers and submitted to Buyer at least fifteen (15) days prior to the Closing Date. Sellers shall cooperate with Buyer in Buyer's efforts to contact the unions representing Transferred Employees. If a union representing Transferred Employees objects to Buyer's assumption of, or refuses to allow Buyer to assume, the provisions of any existing collective bargaining agreement that covers such Transferred Employees immediately before the Closing Date, or objects to any change in or termination of employee benefits on or after the Closing Date, Sellers and their Affiliates shall have no liability or obligation to Buyer by reason of such objection or refusal. If, on or before the Closing Date, an employee objects, or refuses to assent, to the consummation of the transactions contemplated by this Agreement insofar as the Agreement affects the employee, Sellers and their Affiliates shall have no liability or obligation to the employee or any other party by reason of the employee's objection or refusal to assent, and Buyer shall be responsible for any liability or obligation that arises by reason of the employee's objection or refusal to assent (other than any liability or obligation that results from Sellers' failure to comply with this Agreement and that does not result from Buyer's failure to comply with this Agreement).

            11.1.2 Assumption of Employment and Other Agreements. On and after the Closing Date, except as otherwise provided in this Agreement or in Schedule 11.1.2, Buyer, as successor employer to Sellers (subject to Sellers' Retained Liabilities in Section 2.4.2(d)), shall assume all obligations under and be bound by the provisions of each offer of employment by Sellers relating to the Business, each employment agreement or any other agreement by Sellers relating to conditions of employment, employment separation, severance, or employee benefits in connection with the Business. All obligations described in this
Section  11.1.2  assumed by and binding  Buyer shall be identified on a Schedule
11.1.2 to be prepared by Sellers and submitted to Buyer at least fifteen (15) days prior to the Closing Date.

            11.1.3 Recognition of Transferred Employee Service. On and after the Closing Date, and subject to the provisions of any applicable collective bargaining agreement, Buyer shall recognize the service of each Transferred Employee for all employment-related purposes (other than an employee achievement award, within the meaning of Section 274(j) of the IRC) determined in accordance with the practices and procedures of Sellers in effect on the Closing Date, as if such service had been rendered to Buyer. Schedule 11.1 to be prepared by Sellers and submitted to Buyer no later than fifteen (15) days prior to the Closing Date shall list the service of each Transferred Employee for the employment-related purposes referred to in the preceding sentence.

            11.1.4 Assumption of Obligation to Pay Bonuses. Except as otherwise expressly provided in this Agreement, Transferred Employees shall not accrue benefits under any employee benefit policies, plans, arrangements, programs, practices, or agreements of Sellers or any of their Affiliates after the Closing Date. For the year in which the Closing Date occurs, the Transferred Employees shall be paid any bonuses that would have been payable to the Transferred Employees for that year had the Transferred Employees remained employees of Sellers or one of their Affiliates, in accordance with the provisions of the policy, plan, arrangement, program, practice or agreement under which the bonus would have been paid (the "Sellers' Bonus Plans"). Sellers shall pay to Transferred Employees that portion of any such bonus that is attributable to service during such year on or before the Closing Date, and Buyer shall pay to Transferred Employees that portion of any such bonus that is attributable to service during such year after the Closing Date. In determining the amount of the bonus to be paid by Buyer in accordance with the preceding sentence, Buyer shall apply criteria that are substantially comparable to the criteria established as of the Closing Date under the Sellers Bonus Plans under which the bonus would have been paid had the Transferred Employees remained employees of Sellers or one of their Affiliates. Sellers shall identify the Sellers Bonus Plans on a Schedule 11.1.4 to be delivered to Buyer no later than fifteen (15) days prior to the Closing Date.

            11.1.5 No Duplicate Benefits; Dependents and Beneficiaries. Nothing in this Agreement shall cause duplicate benefits to be paid or provided to or with respect to a Transferred Employee under any employee benefit policies, plans, arrangements, programs, practices, or agreements. References herein to a benefit with respect to a Transferred Employee shall include, where applicable, benefits with respect to any eligible dependents and beneficiaries of such Transferred Employee under the same employee benefit policy, plan, arrangement, program, practice or agreement.

            11.1.6 Affiliate Employees. If any employee identified in Schedule
11.1 is an employee of an Affiliate of Sellers, he or she shall be considered a Transferred Employee and shall be treated under this Agreement in a manner that is comparable to the treatment given to the Transferred Employees who are employed by Sellers, except that his or her service as of the Closing Date shall be determined in accordance with the practices and procedures of his or her employer, as in effect on the Closing Date.

            11.1.7 Term of Assumed Obligations. Except as otherwise expressly provided in this Agreement, Buyer's obligations with respect to Transferred Employees under this Article 11 shall continue for a period of not less than one year after the Closing Date.

      11.2  Transferred Employee Benefit Matters.
            ------------------------------------

            11.2.1 Defined Benefit Plans.

                   (a) Sellers' Pension Plans. As of the date of this Agreement, Seller participates in the following single-employer defined benefit pension plans maintained in the United States:

                        (i) the GTE Service Corporation Plan for Employees' Pensions (the "Sellers' Salaried Pension Plan"); and

                        (ii) the GTE Midwest Incorporated Plan for Hourly-Paid Employees' Pensions and the GTE Southwest Incorporated Plan for Hourly-Paid Employees' Pensions (collectively, the "Sellers' Hourly Pension Plan").

            The plans identified in this Section 11.2.1(a) shall be referred to collectively in this Agreement as the "Sellers' Pension Plans," and each such plan shall be referred to individually as a "Sellers' Pension Plan."

                   (b) Buyer Obligations. Buyer shall take all actions necessary and appropriate to ensure that, as soon as practicable after the Closing Date, Buyer maintains or adopts one or more pension plans (hereinafter referred to in the aggregate as the "Buyer Pension Plans" and individually as the "Buyer Pension Plan") effective as of the Closing Date and to ensure that each Buyer Pension Plan satisfies the following requirements as of the Closing
Date: (i) the Buyer Pension Plan is a qualified, single-employer defined benefit plan under Section 401(a) of the IRC; (ii) any Buyer Pension Plan that was in effect before the Closing Date shall not have any "accumulated funding deficiency," as defined in Section 302 of ERISA and Section 412 of the IRC, whether or not waived, immediately before the Closing Date; (iii) the Buyer Pension Plan is not the subject of termination proceedings or a notice of termination under Title IV of ERISA; (iv) the Buyer Pension Plan does not exclude Transferred Employees from eligibility to participate therein; (v) the Buyer Pension Plan does not violate the requirements of any applicable collective bargaining agreement; and (vi) with respect to Transferred Employees who were participants in the Sellers' Hourly Pension Plan on the Closing Date, the terms of the Buyer Pension Plan are substantially identical in all material respects to the terms of the Sellers' Hourly Pension Plan. Within the 30-day period immediately preceding any transfer of assets and liabilities from a Sellers' Pension Plan to a Buyer Pension Plan pursuant to this Section 11.2.1(b), Buyer shall provide Sellers with a written certification, in a form acceptable to Sellers, that the Buyer Pension Plan satisfies each of the requirements set forth in this Section 11.2.1(b).

                   (c)  Transfer of Liabilities.

                        (i) In accordance with the provisions of this Section 11.2.1, Buyer shall cause the Buyer Pension Plans to accept all liabilities for benefits under the Sellers Pension Plans, whether or not vested, that would have been paid or payable (but for the transfer of assets and liabilities pursuant to this Section 11.2.1) to or with respect to the Transferred Employees under the terms of the Sellers' Pension Plans, including, but not limited to, all liabilities for "Section 411(d)(6) protected benefits" (as defined by Section 411(d)(6) of the IRC and the regulations thereunder) that have accrued under the Sellers' Pension Plans to or with respect to the Transferred Employees based on accredited service and compensation under the Sellers' Pension Plans as of the Closing Date. Buyer shall not amend the Buyer Pension Plans, or permit the Buyer Pension Plans to be amended, to eliminate any benefit, whether or not vested, that is a "Section 411(d)(6) protected benefit" (as defined by Section 411(d)(6) of the IRC and the regulations thereunder). Sellers or an Affiliate thereof may, in its sole discretion on or prior to the transfer of liabilities, take action to fully vest Transferred Employees in their benefits (if any) under the Sellers' Pension Plans.

                        (ii) (A) For purposes of eligibility and vesting under the Buyer Pension Plans, each Transferred Employee whose accrued benefit is transferred from a Sellers' Pension Plan to a Buyer Pension Plan shall be credited with service and compensation as of the Closing Date as determined under the terms of the Sellers' Pension Plan. The benefit under the Buyer Pension Plan for each Transferred Employee who, on the Closing Date, participates in the Sellers' Hourly Pension Plan, shall be calculated under terms of the Buyer Pension Plan that are substantially identical in all material respects to the terms of the Sellers' Hourly Pension Plan. The benefit for each Transferred Employee who, on the Closing Date, participates in the Sellers' Salaried Pension Plan, shall not be less than the greater of (x) the sum of the Transferred Employee's "Sellers' Pension" and "Buyer Pension," or (y) the
Transferred Employee's "Total Service Pension," each as determined under the rules set forth in subsection (c)(iii)(B) of this Section 11.2.1.

                             (B)  Each Transferred Employee who, as of the
Closing Date, participates or formerly participated in the Sellers' Salaried Pension Plan and who, under the terms of the Sellers' Salaried Pension Plan, has at least 15 years of accredited service and combined years of age and accredited service of at least 74 as of June 1, 1999, shall be eligible, after the Transferred Employee's employment with the Buyer and its Affiliates is terminated and after the Transferred Employee's combined years of age and years of accredited service equal or exceed 76, to receive his or her "Sellers' Pension" (as determined under the rules set forth in subsection (c)(iii) of this Section 11.2.1) as an immediate early retirement pension under the applicable Buyer Pension Plan in accordance with early retirement provisions that are no less favorable to the Transferred Employee than the early retirement provisions of the Sellers' Salaried Pension Plan as of the Closing Date. For a period of at least five (5) years following June 1, 1999, Buyer shall cause the Buyer Pension Plan to retain early retirement provisions that are no less favorable to the Transferred Employees than the early retirement provisions of the Sellers' Salaried Pension Plan to which they were subject as of the Closing Date; provided, however, that a Transferred Employee shall be entitled to consent to the provision to such Transferred Employee of a different and less favorable early retirement benefit.

                             (C)  Notwithstanding the foregoing provisions
of this subsection (c) (ii), if a lump-sum distribution is available under the Buyer Pension Plan, the benefit under the Buyer Pension Plan of a GATT Grandfathered Participant, when expressed in the form of a lump sum, shall not be less than the benefit under the Buyer Pension Plan determined without regard to the changes to Section 417 of the IRC made by the Uruguay Round Agreements Act. The method used to convert a GATT Grandfathered Participant's accrued benefit into a lump-sum amount under the Buyer Pension Plan after 1999 shall be not less favorable to a GATT Grandfathered Participant than the method used for similar purposes by the Seller Pension Plan. For purposes of this paragraph
(c)(ii)(C),  "GATT Grandfathered  Participant" shall mean a Transferred Employee
(x) with respect to whom liabilities are transferred pursuant to this subsection
(c) and (y) who, taking service from Buyer into account as service with Seller, would have been eligible under the Sellers' Pension Plan, but for the transfer of liabilities pursuant to this subsection (c), to have his benefit under the Sellers' Pension Plan (when expressed in the form of a lump sum) determined without regard to the changes to Section 417 of the IRC made by the Uruguay Round Agreements Act.
                             (D)  For a period of five (5) years following June
 1, 1999, Buyer shall cause the Buyer Pension Plan to retain early retirement provisions that are no less favorable to the Transferred Employees than the early retirement provisions of the Sellers' Hourly Pension Plan to which they were subject as of the Closing Date; provided, however, that a Transferred Employee shall be entitled to consent to the provision to such Transferred Employee of a different and less favorable early retirement benefit.

                        (iii)(A) The Buyer Pension Plan benefit of a Transferred Employee who, on the Closing Date, participates in the Sellers' Hourly Pension Plan, shall be calculated as set forth in paragraph (c)(ii)(a) of this Section 11.2.1.

                             (B)  The Buyer Pension Plan benefit of a Trans-
ferred Employee who, on the Closing Date, participates in the Sellers' Salaried Pension Plan, shall be calculated by applying the benefit formula set forth in paragraph (c)(ii)(A) of this Section 11.2.1, in accordance with the rules described in the remainder of this paragraph (B). A Transferred Employee's "Sellers' Pension" shall be calculated by applying the benefit formula under the Sellers' Salaried Pension Plan (as in effect on the Closing Date) to the Transferred Employee's service and compensation credited under the Sellers' Salaried Pension Plan as of the Closing Date. A Transferred Employee's "Buyer Pension" shall be not less than an amount calculated by applying the benefit formula under the Buyer Pension Plan to the Transferred Employee's total accredited service and compensation under the Buyer Pension Plan (including service and compensation credited under the Sellers' Salaried Pension Plan as of the Closing Date as if such service and compensation had been earned under the Buyer Pension Plan and service and compensation credited under the Buyer Pension Plan after the Closing Date), multiplied by the ratio of accredited service earned after the Closing Date to such total accredited service; provided that for a period of at least five (5) years following June 1, 1999, Buyer shall cause the benefit formula used in determining such "Buyer Pension" to provide benefits at least as valuable as were provided under the benefit formula applicable to the Transferred Employee under the Sellers' Salaried Pension Plan on the Closing Date. A Transferred Employee's "Total Service Pension" shall be calculated by applying the benefit formula under the Buyer Pension Plan to the Transferred Employee's accredited service (including service and compensation credited with the Sellers under the Sellers' Salaried Pension Plan as of the Closing Date as if such service and compensation was earned under the Buyer Pension Plan and service and compensation credited under the Buyer Pension Plan on and after the Closing Date). Solely for purposes of computing a Transferred Employee's "Total Service Pension," compensation received by such a Transferred Employee from the Sellers shall be treated as compensation received from the Buyer. The Sellers' Pension, the Buyer Pension, and the Total Service Pension shall take into account the Transferred Employee's actual age and entire period of service (including service credited under the Sellers' Salaried Pension Plan as of the Closing Date and service credited under the Buyer Pension Plan on and after the Closing Date) for vesting and benefit eligibility purposes.

                              (C) Each Transferred Employee who is eligible
to receive a benefit under the Buyer Pension Plan may elect to receive the portion of said benefit that is equal to the Sellers' Pension in any form, and with any early retirement or other actuarial subsidy, that was available under the Sellers' Pension Plan on the Closing Date, without regard to whether the Transferred Employee is eligible to elect or receive, or does elect or receive, the same form of payment or early retirement or actuarial subsidy for the remainder of the pension under the Buyer Pension Plan.

                        (iv) As soon as practicable after the Closing Date, Seller shall deliver to Buyer a list reflecting each Transferred Employee's service and compensation under each of the Sellers' Pension Plans and each Transferred Employee's accrued benefit thereunder as of the Closing Date.

                   (d)  Transfer of Assets.

                        (i)  In  accordance with the provisions of subsection
(d)(i) of this  Section  11.2.1 and  subject  to the  provisions  of  subsection
(d)(vi) of this Section 11.2.1, Sellers shall direct the trustee of the Sellers' Pension Plans to transfer to the trustee or funding agent of the applicable Buyer Pension Plan an amount in cash determined as provided in the following sentence (the "Pension Assets") with respect to the Transferred Employees whose accrued benefits are transferred to a Buyer Pension Plan pursuant to Section (c) of this Section 11.2.1. The value of the Pension Assets to be transferred by the Sellers' Pension Plans shall be equal in value to the projected benefit obligation, as defined in paragraph 17 of Statement of Financial Accounting Standards No. 87 ("FAS 87"), under the Sellers' Pension Plans for the Transferred Employees whose accrued benefits are transferred to a Buyer Pension Plan pursuant to Section (c) of this Section 11.2.1, determined in each case on an on-going plan basis as of the Closing Date, and on the basis of the assumptions used for the fiscal year which includes the Closing Date in Sellers' determination of pension expense for the Sellers' Pension Plans in accordance with FAS 87; provided, however, that in no event shall the value of the Pension Assets be less than the amount required to be transferred by Section 414(l) of the Code and the regulations thereunder determined using the assumptions used by the PBGC with respect to a plan termination occurring on the Closing Date. The Pension Assets shall be in the form of cash or marketable obligations. Under no circumstances shall Sellers or the Sellers' Pension Plans be liable to transfer any additional amount to Buyer or a Buyer Pension Plan or any other person in respect of the accrued benefits transferred to a Buyer Pension Plan pursuant to Section (c) of this Section 11.2.1, including but not limited to any circumstance under which any person (including a governmental agency) states a claim to some portion or all of the Pension Assets.

                        (ii) Sellers shall appoint an actuary ("Sellers' Actuary") to determine the amount to be transferred pursuant to subsection
(d)(i) of this Section 11.2.1 and shall provide such determination to Buyer. Buyer shall appoint an actuary ("Buyer's Actuary") who shall have the right to audit and review the determination made by Sellers' Actuary. Within thirty (30) days of the date Sellers inform Buyer of the amount of the Pension Assets, Sellers' Actuary shall provide Buyer's Actuary with a computer file containing all the employee data used by Sellers' Actuary to calculate the Pension Assets. If Buyer's Actuary is unable to agree with Sellers' Actuary on the amount of the transfer within sixty (60) days after Sellers inform Buyer of the amount to be transferred, Sellers and Buyer shall jointly select a third actuary, whose determination shall be binding on Sellers and Buyer. Each of Sellers and Buyer shall bear the fees, costs and expenses of their respective actuaries, and the fees, costs, and expenses of the third actuary shall be borne one-half by Sellers and one-half by Buyer.

                        (iii) The Pension Assets shall be credited with interest from the Closing Date to the actual date of transfer at the assumed discount rate used in accordance with paragraph (i) of this Section (d); provided that any Pension Assets that are distributed from the Sellers' Pension Plans before the date of transfer pursuant to subsection (d)(vi) of this Section 11.2.1 shall be credited with interest (such interest to be credited to the Buyer Pension Plans) only from the Closing Date to the date of distribution.

                        (iv) Under the terms of each Buyer Pension Plan, the accrued benefit of each Transferred Employee immediately after the transfer of assets and liabilities pursuant to this Section 11.2.1 shall not be less than the sum of each Transferred Employee's accrued benefits under the Sellers' Pension Plan and the Buyer Pension Plan immediately before the transfer of assets and liabilities. Neither Sellers nor their Affiliates nor the Sellers' Pension Plans nor any trustee thereof shall retain any liability for benefits under the Sellers' Pension Plans for any Transferred Employee with respect to whom cash or marketable obligations have been transferred to a Buyer Pension Plan pursuant to this Section 11.2.1 or distributed pursuant to subsection
(d)(vi) of this Section 11.2.1 (other than any additional liability that results from Sellers' (or their Affiliates') failure to comply with this Agreement, the Sellers' Pension Plan or applicable Law and that does not result from any failure of Buyer or its Affiliates to comply with this Agreement, the Buyer Pension Plan or applicable Law).

                        (v) In connection with the transfer of assets and liabilities pursuant to this Section 11.2.1, Sellers and Buyer shall cooperate with each other in making all appropriate filings required by the IRC or ERISA and the regulations thereunder, and the transfer of assets and liabilities pursuant to this Section 11.2.1 shall not take place until as soon as practicable after the latest of (i) the expiration of the 30-day period following the filing of any required notices with the IRS pursuant to Section 6058(b) of the IRC, or (ii) the date Buyer has delivered to Seller (xx) a copy of the Buyer Pension Plan and a copy of the most recent determination letter from the IRS to the effect that the Buyer Pension Plan is qualified under
Section 401(a) of the IRC, together with documentation reasonably satisfactory to Seller of the due adoption of any amendments to the Buyer Pension Plan required by the IRS as a condition to such qualification and a certification from Buyer that no events have occurred that adversely affect the continued validity of such determination letter (apart from the enactment of any Federal law for which the remedial amendment period under Section 401(b) of the IRC has not yet expired), and (yy) information enabling the enrolled actuary for the Buyer Pension Plan to issue the certification required by Section 6058(b) of the IRC.

                        (vi) (A) If, after the Closing Date and before the date of transfer of assets and liabilities from the Sellers' Pension Plans pursuant to this Section 11.2.1, the accrued benefit as of the Closing Date becomes payable under a Sellers' Pension Plan to or with respect to a Transferred Employee, Buyer shall (xx) furnish GTE Service Corporation with a copy of a properly completed application for such benefits, and (yy) direct GTE Service Corporation to instruct the trustee of the Sellers' Pension Plan to make benefit payments in the form and amount determined by GTE Service Corporation in accordance with the properly completed application for benefits. Sellers shall cause GTE Service Corporation to comply with any such direction.

                             (B)  To the extent that any reasonable custodial,
trustee, asset management, or other plan administration expenses attributable to the Pension Assets and to the period ending on the date of the transfer of assets and liabilities from the Sellers' Pension Plans pursuant to this Section
11.2.1 are allocable to the assets and liabilities to be so transferred, Buyer shall reimburse the trustee of the Sellers' Pension Plans in the amount of such allocable expense if the expense is to be paid from assets then held by the trustee of the Sellers' Pension Plans or, if the expense is not to be paid from assets then held by the trustee of the Sellers' Pension Plans, Buyer shall reimburse GTE Service Corporation in the amount of the expense, in each case within fifteen (15) days of the date on which Buyer receives a statement therefor from GTE Service Corporation.

                             (C)  Notwithstanding anything herein to the
contrary, the assets and liabilities to be transferred from the trustee of the Sellers' Pension Plans to the trustee or funding agent of the Buyer Pension Plan pursuant to this Section 11.2.1 shall be reduced, as provided in this subsection
(vi), to reflect any benefit payments made pursuant to this subsection (vi) regardless of the form in which paid and any expenses described in paragraph (B) of this subsection (vi) that have not otherwise been paid pursuant to this subsection (vi).

            11.2.2 Savings Plans.

                   (a)  As of the date of this Agreement, Sellers participate in the GTE Savings Plan and the GTE Hourly Savings Plan (collectively referred to as the "Sellers' Savings Plans"). Except as provided in Section (g) of this
Section 11.2.2, Transferred Employees shall not be entitled to make contributions to or to benefit from matching or other contributions under the Sellers' Savings Plans on and after the Closing Date.

                   (b) Buyer shall take all action necessary and appropriate to ensure that, as soon as practicable after the Closing Date, Buyer maintains or adopts one or more savings plans (hereinafter referred to in the aggregate as the "Buyer Savings Plans" and individually as the "Buyer Savings Plan") effective as of the Closing Date and to ensure that the Buyer Savings Plans satisfy the following requirements as of the Closing Date: (i) each Buyer Savings Plan is a qualified, single-employer individual account plan under
Section 401(a) of the IRC; (ii) at least one (1) Buyer Savings Plan does not exclude Transferred Employees from eligibility to participate therein; (iii) at least one (1) Buyer Savings Plan permits Transferred Employees to make before-tax contributions (under Section 401(k) of the IRC) and provides for matching contributions by the Buyer at a rate of match determined solely in the discretion of Buyer; and (iv) the Buyer Savings Plan does not violate the requirements of any applicable collective bargaining agreement to which it is subject. Within the thirty (30) day period immediately preceding any transfer of assets and liabilities from a Sellers' Savings Plan to a Buyer Savings Plan pursuant to this Section 11.2.2, Buyer shall provide Sellers with a written certification, in a form acceptable to Sellers, that the Buyer Savings Plan satisfies each of the requirements set forth in this Section (b).

                   (c)  (i)   Sellers shall direct the trustee of the Sellers'
Savings Plans to transfer to the trustee or funding agent of the Buyer Savings Plan designated by Buyer an amount in cash equal in value to the account balances of the Transferred Employees covered by the Sellers' Savings Plans as of the date of the transfer; provided that to the extent the account balances to be transferred consist in whole or in part of outstanding participant loans which comply with the provisions of the IRC and ERISA (the "Participant Loans"), Sellers shall direct the trustee of the Sellers' Savings Plans to transfer to the trustee or funding agent of the Buyer Savings Plans, in lieu of cash, the promissory notes and related documents evidencing such Participant Loans. Buyer and Sellers shall take such actions as may be required to effect the assignment of such loans by the trustee of the Sellers' Savings Plan to the trustee or funding agent of the Buyer Savings Plan, and Buyer shall cause the trustee or funding agent of the Buyer Savings Plan to accept the assignment of such Participant Loans.

                        (ii) After the date of the transfer of assets and liabilities pursuant to this Section 11.2.2, Buyer shall assume all liabilities for the benefits payable to or with respect to such Transferred Employees under the Sellers' Savings Plans, and Sellers and the Sellers' Savings Plans and their implementing trust shall retain no liability for such benefits (other than any additional liability that results from Sellers' (or their Affiliate's) failure to comply with this Agreement, the Sellers' Savings Plan or applicable Law and that does not result from any failure of Buyer or its Affiliates to comply with this Agreement, the Buyer Savings Plan or applicable Law.

                   (d) For purposes of eligibility and vesting under the Buyer Savings Plans, each Transferred Employee shall be credited with service as of the Closing Date as determined under the terms of the Sellers' Savings Plans. As soon as practicable after the Closing Date, Sellers shall cause GTE Service Corporation to deliver to Buyer a list of the Transferred Employees covered by the Sellers' Savings Plans, together with each Transferred Employee's service under each of the Sellers' Savings Plans as of the Closing Date.

                   (e) In connection with the transfer of assets and liabi-lities pursuant to this Section 11.2.2, Sellers and Buyer shall cooperate with each other in making all appropriate filings required by the IRC or ERISA and the regulations thereunder, and the transfer of assets and liabilities pursuant to this Section 11.2.2 shall not take place until as soon as practicable after the latest of (i) the expiration of the thirty (30) day period following the filing of any required notices with the IRS pursuant to Section 6058(b) of the IRC, and (ii) the date Buyer has delivered to Sellers (xx) a copy of the Buyer Savings Plan and a copy of the most recent determination letter from the IRS to the effect that the Buyer Savings Plan is qualified under Sections 401(a) and 401(k) of the IRC, together with documentation reasonably satisfactory to Sellers of the due adoption of any amendments to the Buyer Savings Plan required by the IRS as a condition to such qualification and a certification from Buyer that no events have occurred that adversely affect the continued validity of such determination letter (apart from the enactment of any Federal law for which the remedial amendment period under Section 401(b) of the IRC has not yet expired).

                   (f) As soon as practicable after the Closing Date, Sellers shall cause GTE Service Corporation to deliver to Buyer a list of the Transferred Employees who have outstanding Participant Loans under the Sellers' Savings Plans, together with copies of said Transferred Employees' notes, disclosure statements, and security agreements under the Sellers' Savings Plans. Subject to obtaining the consent of the applicable Transferred Employee if required by law, from the Closing Date until the earliest of (i) the actual date of transfer of assets and liabilities pursuant to this Section 11.2.2; (ii) the full amortization of the Transferred Employee's indebtedness; (iii) the distribution of the entire balance of the Transferred Employee's accounts; or
(iv) the last date on which Buyer or one of its Affiliates pays remuneration to the Transferred Employee, Buyer or its Affiliate shall (x) continue the payroll deductions pursuant to which each such Transferred Employee is discharging indebtedness to a Sellers' Savings Plan and (y) remit the deducted funds to Fidelity Management Trust Company, the trustee of the Sellers' Savings Plans, as soon as practicable, but in no event more than thirty (30) days, after the date of deduction, together with an accounting that identifies the Transferred Employees with respect to whom the funds were deducted and the amount deducted for each Transferred Employee. All such remitted funds shall be transferred to the appropriate Sellers' Savings Plan and applied to reduce the appropriate Transferred Employee's outstanding indebtedness. Buyer's obligations under this Section (f) are limited to payroll deductions of Participant Loans repayments by the Transferred Employees and remittance of those funds, and nothing herein shall be construed to obligate Buyer to repay to Sellers any portion of the outstanding indebtedness of the Transferred Employees that are not otherwise discharged by the Transferred Employees themselves.

                   (g) Sellers shall make all required matching contributions with respect to the Transferred Employees' contributions to the Sellers' Savings Plans that are (i) eligible for matching and (ii) made before, or relate to a period ending on or prior to, the Closing Date. Such matching contributions shall be made not later than the date on which all other matching contributions are made to the Sellers' Savings Plans with respect to contributions made at the same time as the Transferred Employees' contributions.

            11.2.3 Welfare Plans.

                   (a) Buyer shall take all action necessary and appropriate to ensure that, as soon as practicable after the Closing Date, Buyer maintains or adopts, as of the Closing Date, one or more employee welfare benefit plans, including medical, health, dental, flexible spending account, accident, life, short-term disability, and long-term disability and other employee welfare benefit plans (including retiree medical and life) for the benefit of (i) the non-bargained Transferred Employees (the "Non-Union Welfare Plans") and (ii) the union-represented Transferred Employees in accordance with the provisions of applicable collective bargaining agreements (the "Bargained Welfare Plans"). The Non-Union Welfare Plans and the Bargained Welfare Plans are hereinafter referred to collectively as the "Buyer Welfare Plans." The Buyer Welfare Plans shall provide as of the Closing Date pre-retirement benefits to Transferred Employees (and their dependents and beneficiaries) that, in the aggregate, are comparable to the pre-retirement benefits to which they were entitled under the corresponding employee welfare benefit plans maintained by Sellers on the Closing Date. For purposes of determining eligibility to participate in each Buyer Welfare Plan, each Transferred Employee shall be credited with service, determined under the terms of the corresponding welfare plans maintained by Sellers on the Closing Date (hereinafter referred to collectively as the "Sellers' Welfare Plans"). Any restrictions on coverage for pre-existing conditions or requirements for evidence of insurability under the Buyer Welfare Plans shall be waived for Transferred Employees, and Transferred Employees shall receive credit under the Buyer Welfare Plans for co-payments and payments under a deductible limit made by them and for out-of-pocket maximums applicable to them during the plan year of the Sellers' Welfare Plan in accordance with the corresponding Sellers' Welfare Plans. As soon as practicable after the Closing Date, Sellers shall deliver to Buyer a list of the Transferred Employees who had credited service under a Sellers' Welfare Plan, together with each such Transferred Employee's service, co-payment amounts, and deductible and out-of-pocket limits under such plan.

                   (b) (i) Except as otherwise provided in subsection (b)(ii) of this Section (b) or in an applicable collective bargaining agreement, Buyer shall provide or cause to be provided retiree medical, health, and life benefits to each Transferred Employee (or the dependents or beneficiaries of such Transferred Employee, as the case may be) under substantially comparable terms and conditions as apply to other comparable employees of Buyer, and Sellers shall have no obligation to provide retiree medical, health and life benefits in respect of any Transferred Employee on or after the Closing Date.

                        (ii) Subject to Section 11.4 below, following the retirement from Buyer and its Affiliates or any successor thereof of a Transferred Employee who is not subject to a collective bargaining agreement as of the Closing Date, who has combined age and years of accredited service (within the meaning of the Sellers' Pension Plan) as of June 1, 1999, equal to at least 66, and who as of his or her retirement has combined age and years of accredited service (within the meaning of the Sellers Pension Plan) equal to at least 76 and at least 15 years of accredited service (within the meaning of the Sellers' Pension Plan) (a "Retired Non-Union Transferred Employee"), Sellers shall provide or cause to be provided to each such Retired Nonunion Transferred Employee (and/or his or her dependents and beneficiaries) retiree medical, health, and life benefits under terms and conditions that are substantially identical to the terms and conditions under the corresponding programs offered by Sellers to their similarly situated noncollectively bargained employees retiring as of the Closing Date; provided that nothing in this subsection
(b)(ii) shall be construed to prevent any Retired Non-Union Transferred Employee (or his or her dependents or beneficiaries) from voluntarily relinquishing such benefits. Buyer shall reimburse Sellers, in accordance with this subsection
(b)(ii), for the cost of the retiree medical, health, and life coverage for which Sellers are responsible and that Sellers actually provide pursuant to this subsection (b)(ii). For each year for which Buyer is required to reimburse Seller under this subsection (b)(ii), Buyer shall pay Sellers annually in arrears, within 30 days after Sellers provide a statement therefor to Buyer, (A) $4,500 with respect to each Retired Non-Union Transferred Employee who has not yet attained age 65 during the year for which the payment is made and $4,500 with respect to each spouse who is covered with respect to a Retired Non-Union Transferred Employee and who has not yet attained age 65 during the year for which the payment is made, and (B) $2,000 with respect to each Retired Non-Union Transferred Employee who has attained at least age 65 during the year for which the payment is made and $2,000 with respect to each spouse who is covered with respect to a Retired Non-Union Transferred Employee and who has attained at least age 65 during the year for which the payment is made. No reimbursement shall be due with respect to any dependent, other than a spouse, covered with respect to a Retired Non-Union Transferred Employee. The reimbursement obligation for partial years shall be prorated based on the portion of the year covered by the obligation. Each Retired Non-Union Transferred Employee (or his or her dependent or beneficiary, as the case may be) who is provided benefits by Sellers under this subsection (b)(ii) shall be required to pay to Sellers any premium, contribution or other payment required under, and shall be subject to any copayment or deductible required under, the terms of Sellers' applicable retiree medical, health, or life benefit plan; to the extent that any amount constituting such a payment is deducted from any plan, program, or arrangement maintained by Buyer or one of its Affiliates or is otherwise paid to Buyer or one of its Affiliates by such person, Buyer shall cause such amount to be paid to Sellers as soon as administratively practicable.

                        (iii) Benefits provided pursuant to subsection (b)(ii)
of  this  Section  (b)  shall  take  into  account   service  with  and
compensation increases from Buyer on and after the Closing Date in the same manner as if such post-Closing Date service was performed with, or such compensation was provided by, Sellers. Buyer shall provide Sellers with such information as shall be required to implement the immediately preceding sentence.

                   (c) Buyer shall refer to GTE Service Corporation and GTE Service Corporation shall assume responsibility for any valid claim under a Sellers' Welfare Plan for disability, medical, dental or other benefits made by a Transferred Employee on or after the Closing Date arising from a loss incurred on or before the Closing Date. Nothing in this Section 11.2.3 shall require Sellers, any Affiliate of Sellers, or the Sellers' Welfare Plans to make any payment or to provide any benefit not otherwise provided by the terms of the Sellers' Welfare Plans.

                   (d) Sellers, Buyer, their respective Affiliates, and the Sellers' Welfare Plans and the Buyer Welfare Plans shall assist and cooperate with each other in the disposition of claims made under the Sellers' Welfare Plans pursuant to subsection (c) of this Section 11.2.3, and in providing each other with any records, documents, or other information within its control or to which it has access that is reasonably requested by any other as necessary or appropriate to the disposition, settlement, or defense of such claims.

                   (e) Except for GTE Flexible Reimbursement Plan (the "FRP") account balances described in Section 11.2.3(f), nothing in this Agreement shall require Sellers or their Affiliates to transfer assets or reserves with respect to the Sellers' Welfare Plans to Buyer or the Buyer Welfare Plans.

                   (f) As of the Closing Date, Sellers shall cause the portion of the FRP applicable to Transferred Employees to be segregated into a separate component and all account balances of the Transferred Employees in the FRP shall be transferred to a flexible reimbursement plan that Buyer shall cause to be maintained for the duration of the calendar year in which the Closing Date occurs.

                   (g) On and for a period of at least three (3) years after the Closing Date, Transferred Employees not subject to a collective bargaining agreement shall be eligible for benefits under a Buyer severance or separation pay policy or plans that are the same as or comparable to the severance or separation pay policy benefits that are provided by Sellers (or the applicable Affiliate, if the Transferred Employee is employed by an employer other than the Sellers) or a Sellers' Pension Plan as of the Closing Date. Buyer shall recognize the service of each such Transferred Employee with Sellers and their Affiliates for eligibility, vesting, and benefit determinations under the Buyer severance or separation pay policy or plan. Transferred Employees subject to a collective bargaining agreement shall be eligible for severance or separation pay benefits in accordance with the terms of the applicable collective bargaining agreement.

      11.3  Miscellaneous Benefits.
            ----------------------

            11.3.1 Loans.

            Buyer shall (i) obtain at its own expense newly executed payroll deduction authorization forms from all Transferred Employees to whom Sellers have made outstanding education loans, mortgage loans, and relocation loans (excluding any Participant Loans under the Sellers' Savings Plans), (ii) subject to obtaining the consent of the applicable Transferred Employee if required by law, continue the payroll deductions pursuant to which such Transferred Employees are discharging such indebtedness, and (iii) as soon as practicable, but in no event more than thirty (30) days, after the date of deduction, remit such funds (together with an accounting that identifies the Transferred Employees with respect to whom the funds were deducted and the amount deducted for each Transferred Employee) to Sellers for application by Sellers to the Transferred Employees' outstanding indebtedness. Buyer's obligation with respect to each respective Transferred Employee pursuant to the preceding sentence shall commence as of the Closing Date and continue until the earlier of the full amortization of the Transferred Employee's indebtedness or the last date on which Buyer or one of its Affiliates pays remuneration to the Transferred Employee. Sellers shall not seek to accelerate, cancel or otherwise change the terms of any education loans, mortgage loans, or relocation loans made by Sellers to such Transferred Employees, except in the case of a default by a Transferred Employee. Buyer's obligations under this Section 11.3.1 are limited to payroll deductions of loan repayments by the Transferred Employees and remittance of those funds and the related accounting, and nothing herein shall be construed to obligate Buyer to repay to Sellers any portion of the outstanding indebtedness of the Transferred Employees that are not otherwise discharged by the Transferred Employees themselves; provided that, notwithstanding anything to the contrary in Article 12 of this Agreement or
Section 11.6 of this Agreement, Sellers shall indemnify and hold harmless Buyer for all claims, demands, actions, proceedings, causes of action, liability, loss, cost, damage, and expense (including reasonable attorney's fees) in any way arising from or incurred as a result of Buyer's administration of the outstanding indebtedness or the payroll deduction authorization process as described above. All Transferred Employees with outstanding indebtedness as described in this Section 11.3.1 and the amount and nature of this indebtedness shall be identified on a Schedule 11.3.1 to be prepared by Sellers and submitted to Buyer before the Closing Date.

            11.3.2 Vacation.
                   --------
                   (a) On or after the Closing Date, Buyer shall allow Trans-ferred Employees to receive paid time off in the calendar year of the Closing for any unused vacation time accrued, with respect to the calendar year of the Closing, prior to the Closing Date. Except as provided in the following sentence, Sellers and their Affiliates shall have no liability to Transferred Employees for the vacation payments described in this Section 11.3.2. Sellers shall pay Transferred Employees any banked vacation on or before the Closing Date. Schedule 11.1 to be prepared by Sellers and submitted to Buyer on or before the Closing Date shall list the accrued but unused vacation pay, as of the Closing Date, of each Transferred Employee for the calendar year in which the Closing Date occurs.

                   (b) For purposes of determining a Transferred Employee's eligibility for vacation under Buyer's vacation plan, a Transferred Employee shall be credited, as of the first day of the first calendar year that begins after the calendar year in which the Closing Date occurs, with service for the calendar year in which the Closing Date occurs in an amount equal to the aggregate of the Transferred Employee's service with both Sellers and Buyer during the calendar year in which the Closing Date occurs.

                   (c) At the time of Closing, all vacation for Transferred Employees for the calendar year of Closing shall be prorated and the net liability related thereto shall be an adjustment to the Purchase Price (the "Vacation Proration Amount"). The adjustment shall be determined by crediting the Buyer with an amount equal to the accrued and unused vacation for Transferred Employees. In determining said net liability, Sellers shall receive a credit against the total liability for any vacation used in excess of the accrued vacation for Transferred Employees as of the Closing Date.

      11.4  Employee Rights.
            ---------------

            Nothing herein expressed or implied shall confer upon any employee of Sellers or their Affiliates, or Buyer or its Affiliates, or upon any legal representative of such employee, or upon any collective bargaining agent, any rights or remedies, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

            Nothing in this Agreement shall be deemed to confer upon any person (nor any beneficiary thereof) any rights under or with respect to any plan, program, or arrangement described in or contemplated by this Agreement, and each person (and any beneficiary thereof) shall be entitled to look only to the express terms of any such plan, program, or arrangement for his or her rights thereunder.

            Nothing in this Agreement shall cause Buyer or its Affiliates, nor Sellers or their Affiliates to have any obligation to provide employment or any employee benefits to any individual who is not a Transferred Employee or, except as otherwise provided in Section 11.1.2 with respect to employment agreements, to continue to employ any Transferred Employee for any period of time following the Closing Date.

      11.5  WARN Act Requirements.
            ---------------------
            On and after the Closing Date, Buyer shall be responsible with respect to Transferred Employees and their beneficiaries for compliance with the Worker Adjustment and Retraining Notification Act of 1988 and any other applicable Law, including any requirement to provide for and discharge any and all notifications, benefits, and liabilities to Transferred Employees and government agencies that might be imposed as a result of the consummation of the transactions contemplated by this Agreement or otherwise.

      11.6  Indemnification.
            ---------------

            11.6.1 Indemnification of Sellers. Notwithstanding anything to the contrary in Article 12 of this Agreement, Buyer shall indemnify and hold harmless Sellers, their Affiliates, and their respective directors, officers, employees, agents, and assigns, and each employee benefit plan or arrangement maintained or contributed to by Sellers or an Affiliate thereof (whether or not such plan or arrangement is an "employee benefit plan" within the meaning of
Section 3(3) of ERISA) and its administrators, fiduciaries, and agents, from and against any and all claims, demands, actions, administrative or other proceedings, causes of action, liability, loss, cost, damage, and expense (including reasonable attorneys' fees) (i) in any way arising out of or incurred as a result of any action by Buyer, its Affiliates, their respective directors, officers, employees, or agents, the administrators or fiduciaries of any employee benefit plan maintained or contributed to by Buyer or an Affiliate thereof (whether or not such plan or arrangement is an "employee benefit plan" within the meaning of Section 3(3) of ERISA), or any of their successors, to change, reduce contributions to, terminate, fail to continue, fail to pay benefits under, or fail to manage or administer properly any employee benefit plan or arrangement (whether or not such plan or arrangement is an "employee benefit plan" within the meaning of Section 3(3) of ERISA) on or after the Closing Date, or (ii) in any way arising out of or incurred as a result of any action that is a breach of any the covenants, representations, warranties, or obligations of any such person under this Agreement.

            11.6.2 Indemnification of Buyer. Notwithstanding anything to the contrary in Article 12 of the Agreement, Sellers shall indemnify and hold harmless Buyer, its Affiliates, and their respective directors, officers, employees, agents, and assigns, and each employee benefit plan or arrangement maintained or contributed to by Buyer or an Affiliate thereof (whether or not such plan or arrangement is an "employee benefit plan" within the meaning of
Section 3(3) of ERISA) and its administrators, fiduciaries, and agents, from and against any and all claims, demands, actions, administrative or other proceedings, causes of action, liability, loss, cost, damage, and expense (including reasonable attorneys' fees) (i) in any way arising out of or incurred as a result of any action by Sellers, their Affiliates, their respective directors, officers, employees, or agents, the administrators or fiduciaries of any employee benefit plan maintained or contributed to by Sellers or an Affiliate thereof (whether or not such plan or arrangement is an "employee benefit plan" within the meaning of Section 3(3) of ERISA), or any of their successors, to change, reduce contributions to, terminate, fail to continue, fail to pay benefits under, or fail to manage or administer properly any employee benefit plan or arrangement (whether or not such plan or arrangement is an "employee benefit plan" within the meaning of Section 3(3) of ERISA) before, or relating to a period before, the Closing Date, or (ii) in any way arising out of or incurred as a result of any action that is a breach of any the covenants, representations, warranties, or obligations of any such person under this Agreement.

      11.7  Special Provisions For Certain Employees.
            ----------------------------------------
            Any individual employed in or in association with the Business and whose primary work location is within the areas serviced by the Purchased Exchanges who as of the Closing Date either (i) is currently receiving long-term disability benefits under a long-term disability plan of the Sellers or one of their Affiliates (the "Sellers' LTD Plan"), (ii) has been approved for receipt of long-term disability benefits under the Sellers' LTD Plan, or (iii) is receiving a disability pension under a Sellers' Pension Plan (collectively, an "LTD Recipient") shall be treated as a Transferred Employee if and when the LTD Recipient recovers from his or her disabling condition and returns to active service with the Buyer. The term "LTD Recipients" shall include only those individuals described in the preceding sentence who are identified on Schedule 11.1.

            Any Transferred Employee described in the preceding paragraph (whether or not identified on Schedule 11.1 as an "LTD Recipient") shall continue to receive benefits under Sellers' LTD Plan (or, if applicable, a disability pension under a Sellers' Pension Plan) after the Closing Date to the extent provided under Sellers' LTD Plan (or the applicable Sellers' Pension
Plan). As long as such individual remains eligible to receive benefits under Sellers' LTD Plan (or the applicable Sellers' Pension Plan), the Buyer shall not be required to provide coverage or benefits to the individual under the employee benefit plans or programs maintained by the Buyer.

            If any LTD Recipient recovers from his or her disabling condition, Sellers shall have no obligation to offer or provide any employment to such LTD Recipient, and absent a legal or contractual right to reemployment and except as otherwise provided in Section 11.1, Buyer shall have no obligation to offer or provide any employment to such LTD Recipient. If an LTD Recipient who received disability benefits under the Sellers' LTD Plan (or the applicable Sellers' Pension Plan, as the case may be) returns to active service with the Buyer or one of its Affiliates, the LTD Recipient's period of disability covered under the Sellers' LTD Plan (or the applicable Sellers' Pension Plan, as the case may be) shall be treated as a period of service under the employee benefit plans and programs of the Buyer and its Affiliates to the same extent that the period of disability is treated as a period of service under the employee benefit plans and programs of Sellers and their Affiliates.


                                   ARTICLE 12
                                INDEMNIFICATION

      12.1  Survival of Representations, Warranties and Covenants.
            -----------------------------------------------------

                   (a)  The representations and warranties contained in Sections
8.1.6 and 8.2.6 will survive the Closing and remain in full force and effect indefinitely. The representations and warranties contained in Section 8.1.13 will terminate upon the expiration of the applicable statute of limitations. Each of the other representations and warranties contained in Article 8 will terminate, without further action, on the date which is (i) the later of one (1) year following the Closing Date, or (ii) the completion of Buyer's first audit cycle following the Closing Date, however, that such cycle is completed within fifteen (15) months following the Closing Date (in each case, the applicable date of expiration of such representations and warranties is referred to herein as an "Expiration Date").

                   (b) This Article 12 shall survive any termination of this Agreement and the Ancillary Agreements and the indemnification contained in this
Article 12 shall survive the Closing and shall remain in effect (i) indefinitely, with respect to any Indemnifiable Claim related to the breach of any representation or warranty which pursuant to Section 12.1(a) survives indefinitely, (ii) indefinitely, with respect to any Indemnifiable Claim arising under Section 12.2(a)(iii) (Retained Liabilities) or 12.2(b)(iii) (Assumed Liabilities) and (iii) until the date Expiration Date for any Indemnifiable Claims that are not specified in any of the preceding clauses. Unless a claim for indemnification with respect to any alleged breach of any representation or warranty is asserted by notice given as herein provided that specifically identifies a particular breach and the underlying facts relating thereto, which notice is given within the applicable period of survival for such representation or warranty, such claim may not be pursued and is irrevocably waived after such time. Without limiting the generality or effect of the foregoing, no claim for indemnification with respect to any representation or warranty will be deemed to have been properly made except (i) to the extent it is based upon a Third Party Claim made or brought prior to the expiration of the survival period for such representation or warranty, or (ii) to the extent based on Indemnifiable Losses actually incurred, or after due inquiry, reasonably expected to be incurred, by an Indemnitee prior to the expiration of the survival period for such representation or warranty.

      12.2  Indemnification.

                   (a) Following the Closing and subject to the other sections of this Article 12, Sellers jointly and severally will indemnify, defend and hold harmless Buyer and its Affiliates and their respective directors, officers, and agents from and against all Indemnifiable Losses relating to, resulting from or arising out of (i) any inaccuracy in any of the representations and warranties made by Sellers in Section 8.1 of this Agreement, (ii) a breach by Sellers of any covenant or agreement of Sellers contained in this Agreement, and
(iii) any of the Retained Liabilities.

                   (b) Following the Closing and subject to the other sections of this Article 12, Buyer will indemnify, defend and hold harmless Sellers and their Affiliates and their respective directors, officers, and agents from and against all Indemnifiable Losses relating to, resulting from or arising out of
(i) any inaccuracy in any of the  representations or warranties made by Buyer in
Section 8.2 of this Agreement, (ii) a breach by Buyer of any covenant or agreement of Buyer contained in this Agreement, and (iii) any of the Assumed Liabilities.

                   (c) Payments made under this Section 12.2 shall be treated by Buyer and Sellers as purchase price adjustments and Buyer and Sellers shall file all Tax Returns consistent with such treatment. Notwithstanding anything to the contrary contained herein, Buyer shall not be indemnified or reimbursed for any Tax consequences arising from the receipt or accrual of an indemnity payment hereunder including any Tax consequences arising from adjustments to the basis of any asset resulting from an adjustment to the Purchase Price or any additional or reduced taxes resulting from any such basis adjustment.

      12.3  Limitations on Liability.
            ------------------------
                   (a) For purposes of this Agreement,(i) "Indemnification Payment" means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement, (ii) "Indemnitee" means any person or entity entitled to indemnification under this Agreement, (iii) "Indemnifying Party" means any person or entity required to provide indemnification under this Agreement, and
(iv) "Indemnifiable Losses" means any losses, liabilities, damages, costs and expenses (including reasonable attorneys' fees and expenses and reasonable costs of investigation) actually incurred in connection with any actions, suits, demands, assessments, judgments and settlements, in any such case (x) reduced by
(i) the amount of insurance proceeds recovered from any person or entity with respect thereto, and (ii) any Tax benefits to the Indemnitee as a result of the Indemnifiable Losses involved and (y) excluding any such losses, liabilities, damages, costs and expenses to the extent that the underlying liability or obligation is the result of any action taken or omitted to be taken by any Indemnitee. For purposes of this 12.3(a), the amount of any Tax benefits to the Indemnitee shall be deemed to be equal to the net present value amount of the reduction in federal, state and local income or franchise Taxes or the increase of a Tax loss or credit determined on the basis of the maximum marginal Tax rates in effect for the Taxable period when payment is made by the Indemnifying Party (regardless of whether the Indemnitee realizes or will realize an actual reduction in federal, state or local income or franchise Taxes).

                   (b) Notwithstanding anything to the contrary contained in this Agreement, if the Closing occurs, (i) no claim for indemnification may be asserted under Section 12.2(a)(i) or Section 12.2(a)(ii) with respect to any matter (x) known to Buyer on or before the date of this Agreement, or (y) after the date of this Agreement and on or before the Closing Date to the extent that such matter became known to Buyer prior to Closing and Buyer did not provide timely notice to Sellers of the existence of such claim or condition in accordance with Section 10.2(c), and (ii) no claim for indemnification may be asserted under Section 12.2(b)(i) or Section 12.2(b)(ii) with respect to any matter discovered by or known to Sellers on or before the date of this Agreement.

                   (c) As between Sellers and any Affiliate of Sellers, on the one hand, and Buyer and any Affiliate of Buyer, on the other hand, the remedies, rights and obligations set forth in this Article 12, Sections 10.1.2, 11.2.2, 11.7, 13.3 and the Ancillary Agreements will be the exclusive remedies, rights and obligations with respect to the liabilities and obligations referred to in
Section 12.2 and any breach of the representations, warranties or covenants set forth in this Agreement. Without limiting the foregoing, as a material inducement to entering into this Agreement, to the fullest extent permitted by law, each of the parties waives any claim or cause of action that it otherwise might assert, and any breach of the representations, warranties or covenants set forth in this Agreement, except for claims or causes of action brought under and subject to the terms and conditions of this Article 12 and Sections 10.1.2, 11.7 and 13.3, and claims based on common law fraud.

                   (d) Notwithstanding any other provision of this Agreement or of any applicable Law, no Indemnitee will be entitled to make a claim against an Indemnifying Party under Sections 11.2.2, 11.7, 12.2(a)(i), 12.2(a)(ii), 12.2(b)(i) or 12.2(b)(ii) until:

                        (i) the aggregate amount of Indemnifiable Losses incurred by the Indemnitee for any individual occurrence giving rise to such Indemnifiable Losses exceeds $25,000, and

                        (ii) the aggregate amount of claims that may be asserted for such Indemnifiable Losses pursuant to Section 12.3(d)(i) exceeds an amount equal to two percent (2%) of the Purchase Price, but only to the extent such amount, if any, (a) exceeds an amount equal to two percent (2%) of the Purchase Price, or in the case of claims for breaches of Section 8.1.19 only, exceeds an amount equal to $7,000,000 (provided that Indemnifiable Losses with respect to breaches of Section 8.1.19 shall be payable as Indemnifiable Losses in excess of the $7,000,000 basket or the two percent (2%) basket, but not both), and (b) is less than the amount set forth in Section 12.3(e).

                   (e) Notwithstanding any other provision of this Agreement, the indemnification obligations of Sellers under Section 12.2(a) (except with respect to indemnification for inaccuracies of the representations contained in Sections 8.1.1 through 8.1.6) or the indemnification obligation of Buyer under
Section 12.2(b) will not exceed the amount of an amount equal to ten percent (10%) of the Purchase Price respectively, after subtracting the floor amount specified in Section 12.3(d)(ii).

                   (f) No Indemnifying Party shall be liable to or obligated to indemnify any Indemnitee hereunder for any consequential, special, multiple, punitive or exemplary damages including, but not limited to, damages arising from loss or interruption of business, profits, business opportunities or goodwill, loss of use of facilities, loss of capital, claims of customers, or any cost or expense related thereto, except to the extent such damages have been recovered by the Indemnifying Party under its insurance or have been received by a third person and are the subject of a Third Party Claim for which indemnification is available under the express terms of this Section 12.

                   (g) Notwithstanding anything in this Agreement to the contrary, Sellers shall not be liable to or obligated to indemnify Buyer or any other Indemnitee hereunder for any claim that any of Sellers' representations or warranties in Section 8.1 is inaccurate, or that any covenant has been breached, if such claim is predicated on any action by a Governmental Authority (other than a Tax authority) undertaken after Closing or any action a Governmental Authority (other than a Tax authority) requires Sellers to undertake after Closing.

                   (h) From the date hereof through the Expiration Date, Buyer shall not be eligible to seek indemnification from Sellers with respect to any resulting Indemnifiable Losses, and shall indemnify Sellers from any losses, liabilities, damages, costs and expenses (including reasonable attorneys' fees and expenses and reasonable costs of investigation) actually incurred in connection with any resulting actions, suits, demands, assessments, judgments and settlements in the event that Buyer, without the prior written consent of
Sellers: (i) undertakes any environmental remediation activity with respect to any Owned Real Property; or (ii) contacts, or causes or permits any of its subsidiaries, affiliates, agents, employees, officers or directors to contact on its behalf, any Governmental Authority for the purpose of initiating any investigation or inquiry as to the compliance by Sellers with Environmental Requirements with respect to the Owned Real Property, except in each case as is required to comply with applicable Environmental Requirements.

                        (i) Sellers and Buyer shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability.

      12.4  Defense of Claims.

                   (a) If any Indemnitee receives notice of the assertion of any claim or of the commencement of any action or proceeding by any entity that is not a party to this Agreement or an Affiliate of such a party (a "Third Party Claim") against such Indemnitee, with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than ten (10) calendar days after receipt of notice of such Third Party Claim; provided, however, that the failure of the Indemnitee to notify the Indemnifying Party shall only relieve the Indemnifying Party from its obligation to indemnify the Indemnitee pursuant to this Article 12 to the extent that the Indemnifying Party is materially prejudiced by such failure (whether as a result of the forfeiture of substantive rights or defenses or otherwise). Upon receipt of notification of a Third Party Claim, the Indemnifying Party shall be entitled, upon written notice to the Indemnitee, to assume the investigation and defense thereof with counsel reasonably satisfactory to the Indemnitee. Whether or not the Indemnifying Party elects to assume the investigation and defense of any Third Party Claim, the Indemnitee shall have the right to employ separate counsel and to participate in the investigation and defense thereof; provided, however, that the Indemnitee shall pay the fees and disbursements of such separate counsel unless (i) the employment of such separate counsel has been specifically authorized in writing by the Indemnifying Party, (ii) the Indemnifying Party has failed to assume the defense of such Third Party Claim within reasonable time after receipt of notice thereof with counsel reasonably satisfactory to such Indemnitee, or (iii) the named parties to the proceeding in which such claim, demand, action or cause of action has been asserted include both the Indemnifying Party and such Indemnitee and, in the reasonable judgment of counsel to such Indemnitee, there exists one or more defenses that may be available to the Indemnitee that are in conflict with those available to the Indemnifying Party. Notwithstanding the foregoing, the Indemnifying Party shall not be liable for the fees and disbursements of more than one counsel for all Indemnified Parties in connection with any one proceeding or any similar or related proceedings arising from the same general allegations or circumstances. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim that would lead to liability or create any financial or other obligation on the part of the Indemnitee unless such settlement includes as an unconditional term thereof the release of the Indemnitee from all liability in respect of such Third Party Claim. If a settlement offer solely for money damages is made by the applicable third party claimant, and the Indemnifying Party notifies the Indemnitee in writing of the Indemnifying Party's willing-ness to accept the settlement offer and pay the amount called for by such offer without reservation of any rights or defenses against the Indemnitee, the Indemnitee may continue to contest such claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Third Party Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the Indemnitee declined to accept plus the Losses of the Indemnitee relating to such Third Party Claim through the date of its rejection of the settlement offer or (B) the aggregate Losses of the Indemnitee with respect to such claim.

                   (b) Any claim by an Indemnitee on account of an Indemni-fiable Loss that does not result from a Third Party Claim (a "Direct Claim") will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the receipt of notice thereof, and the Indemnifying Party will have a period of thirty (30) calendar days within which to respond in writing to such Direct
Claim. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Article 12.

                   (c) If after the making of any Indemnification Payment the amount of the Indemnifiable Loss to which such payment relates is reduced by recovery, settlement or otherwise under any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other entity, the amount of such reduction (less any costs, expenses, premiums or taxes incurred in connection therewith) will promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any Indemnification Payment, the Indemnifying Party will, to the extent of such Indemnification Payment, be subrogated to all rights of the Indemnitee against any third party that is not an Affiliate of the Indemnitee in respect of the Indemnifiable Loss to which the Indemnification Payment relates; provided that (i) the Indemnifying Party shall then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss, and (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, all claims of the Indemnifying Party against any such third party on account of said Indemnification Payment will be subrogated and subordinated in right of payment to the Indemnitee's rights against such third party. Without limiting the generality or effect of any other provision of this
Article 12, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.

                                   ARTICLE 13
                                  TERMINATION

      13.1  Termination Rights.  This Agreement may be terminated at any time
            ------------------
prior to the Closing Date:

                   (a)  at any time by mutual written consent of the parties;

                   (b)  by Buyer if any of the conditions provided in Section
6.1 of this Agreement have not been met within eighteen (18) months after execution of this Agreement and have not been waived by Buyer;

                   (c)  by Sellers if any of the conditions provided in Section
6.2 of this Agreement have not been met within eighteen (18) months after execution of this Agreement and have not been waived by Sellers; or

                   (d)  by Sellers if any obligations of Buyer provided in
Article 3 become incapable of being fulfilled.

      13.2 Good Faith Performance. Neither party shall be entitled to exercise any right of termination pursuant to subsection 13.1(b),(c) or (d) above if such party shall not have performed diligently and in good faith the obligations required to be performed by such party hereunder prior to the date of termination.

      13.3  Effect of Termination.
            ----------------------
                   (a) If this Agreement is terminated as a result of a Material Adverse Effect or Section 13.1(a), this Agreement shall be of no further force and effect and there shall be no further liability hereunder (except the obligations under the Confidentiality Agreement and the liability for breach of such obligations) on the part of either party or their respective Affiliates, directors, officers, shareholders, agents or other representatives.

                   (b)  If this Agreement is terminated by Buyer pursuant to
Section 13.1(b), this Agreement shall be of no further force and effect and there shall be no further obligations or liability hereunder (except the obligations under the Confidentiality Agreement and the liability for breach of such obligations) on the part of either party or their respective Affiliates, directors, officers, shareholders, agents or other representatives; provided, however, that (i) in the event that such termination is the result of one or more Sellers' willful or negligent failure to fulfill their conditions to Closing under Section 6.1 and Buyer has fulfilled its conditions to Closing under Section 6.2, and Sellers have failed to cure such non-performance within a reasonable period after notice from Buyer, then Sellers jointly and severally shall pay Buyer liquidated damages in an amount equal to the Deposit, and (ii) Sellers shall promptly refund the Deposit following such termination. Payment of the amount of the Deposit by Sellers as liquidated damages and return of the Deposit to Buyer shall be Buyer's sole and exclusive remedy. Sellers shall promptly pay such amount to Buyer in immediately available funds following such termination. Notwithstanding anything herein to the contrary, in no event shall any act or omission of Sellers in connection with the Merger be deemed to be a breach of the terms and conditions of this Agreement for purposes of this
Section 13.3(b).

                   (c)  If this  Agreement is terminated by Sellers pursuant to
Section 13.1(c) or (d), this Agreement shall be of no further force and effect and there shall be no further obligations or liability hereunder (except the obligations under the Confidentiality Agreement and the liability for breach of such obligations) on the part of either party or their respective Affiliates, directors, officers, shareholders, agents or other representatives; provided, however, that Sellers shall be entitled to retain the Deposit as liquidated damages as Sellers' sole and exclusive remedy if such termination is (i) the result of Buyer's willful or negligent failure to fulfill its conditions to Closing under Section 6.2 and Sellers have fulfilled their conditions to Closing under Section 6.1, and Buyer has failed to cure such non-performance within a reasonable period after notice from Seller; or (ii) the result of Buyer's incapacity to fulfill its obligations under Article 3.

                   (d) Upon any termination of the Agreement, each of the parties shall promptly comply with the obligations of the Confidentiality Agreement regarding return or destruction of Evaluation Material of the other party.

                   (e) Notwithstanding anything to the contrary contained herein, the provisions of this Section 13.3 and of Sections 14.1, 14.2, 14.3, 14.8, 14.11, 14.13 and 14.14, shall survive any termination of this Agreement.

                                   ARTICLE 14
                                 MISCELLANEOUS

      14.1 Notices. All notices and other communications required or permitted hereunder shall be in writing and, unless otherwise provided in this Agreement, will be deemed to have been given when delivered in person or dispatched by electronic facsimile transfer (confirmed in writing by certified mail, concurrently dispatched) or one business day after having been dispatched for next-day delivery by a nationally recognized overnight courier service to the appropriate party at the address specified below:

            (a)  If to Buyer, to:

            CenturyTel, Inc.
            100 Century Park Drive
            Monroe, LA  71203
      `      Facsimile No.:  318-388-9488
            Attention:  R. Stewart Ewing, Jr.
                        Executive Vice President and
                        Chief Financial Officer

                        Stacey W. Goff
                        General Counsel's Office

            With a copy to:


            William R. Boles, Jr.
            Boles, Boles & Ryan
            1805 Tower Drive
            Monroe, LA  71201
            Facsimile No.:  318-329-9150

            (b)  If to Sellers, to:

            William M. Edwards, III
            Vice President - Property Repositioning
            600 Hidden Ridge, HQE02J27
            Irving, TX 75038
            Facsimile No. (972) 719-7062

            With a copy to:

            Dale R. Chamberlain
            Legal Counsel - Property Repositioning
            600 Hidden Ridge, HQE02J34
            Irving, TX  75038
            Facsimile No. (972) 719-7162

or to such other address or addresses as any such party may from time to time designate for itself by like notice.

      14.2 Information Releases. The parties shall consult with each other (and allow the other party notice, and a reasonable time to comment) in preparing any employee announcement, press release, public announcement, news media response or other form of release of information concerning this Agreement or the transactions contemplated hereby that is intended to provide such information to the employees generally, news media or the public. Neither party shall issue or cause the publication of any press release, public announcement or media response without the prior written consent of the other party; provided, however, that, after allowing the other party notice and a reasonable time to comment prior to issuance, nothing herein will prohibit either party from making an employee announcement, or issuing or causing publication of any press release, public announcement or media response to the extent that such action is required by applicable Law or the rules of any national stock exchange applicable to such party or its Affiliates.

      14.3 Expenses. Whether or not the transactions contemplated hereby are consummated and except as otherwise expressly provided herein, each party will pay any expenses (including attorneys' fees) incurred by it incidental to this Agreement and in consummating the transactions provided for herein.

      14.4 Successors and Assigns.This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but is not assignable or delegable by any party without the prior written consent of the other party; provided, that (i) Sellers may assign this Agreement to an Affiliate of Sellers without the consent of Buyer including, on and after the closing of the Merger, the ultimate parent entity of the successor corporation to such merger or any entity controlled thereby and
(ii) Buyer may assign its rights under this Agreement to one or more wholly-owned subsidiaries, provided that Buyer shall remain responsible for all of its obligations under this Agreement.

      14.5 Amendments. This Agreement may be amended or modified only by a subsequent writing signed by authorized representatives of both parties.

      14.6 Captions. The captions set forth in this Agreement are for convenience only and shall not be considered as part of this Agreement, nor as in any way limiting or amplifying the terms and provisions hereof.

      14.7 Entire Agreement. The term "Agreement" shall mean collectively this document, the Schedules hereto and any agreements expressly incorporated herein. This Agreement supersedes and revokes any prior discussions and representations, other agreements, commitments, arrangements or understandings of any sort whatsoever, whether oral or written, that may have been made or entered into by the parties relating to the matters contemplated hereby, except the Confidentiality Agreement. This Agreement, the Confidentiality Agreement and the Ancillary Documents constitute the entire agreement by and among the parties with respect to the subject matter hereof, and there are no representations, warranties, agreements, commitments, arrangements or understandings except as expressly set forth herein.

      14.8 Waiver. Except as otherwise expressly provided in this Agreement, neither the failure nor any delay on the part of any party to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise or waiver of any such right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right, power or privilege available to each party at law or in equity.

      14.9 Third Parties. Except as expressly provided herein,nothing contained in this Agreement is intended to confer upon any Person, other than the parties hereto and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

      14.10 Counterparts. This Agreement may be executed in two or more counter-parts, any or all of which shall constitute one and the same instrument.

      14.11 Governing Law. This Agreement and the Ancillary Agreements shall in all respects be governed by and construed in accordance with the laws of the State of New York (except that no effect shall be given to any conflicts of law principles of the State of New York that would require the application of the laws of any other jurisdiction). The parties irrevocably submit to the exclusive jurisdiction of any Arkansas District Court or any Federal Court located in Arkansas for purposes of any suit, action or other proceeding arising out of this Agreement, the Ancillary Agreements or any transaction contemplated hereby or thereby. The parties agree that service of process, summons or notice or document by U.S. registered mail to such party's respective address set forth in
Section 14.1 shall be effective service of process for any action, suit or proceeding in Arkansas with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. The parties hereto irrevocably and unconditionally waive trial by jury in any legal action or proceeding relating to this Agreement or any other agreement entered into in connection therewith and for any counterclaim with respect thereto. In the event of any breach of the provisions of this Agreement or any other agreement entered into in connection therewith, the non-breaching party shall be entitled to equitable relief, including in the form of injunctions and orders for specific performance, where the applicable legal standards for such relief in such courts are met, in addition to all other remedies available to the non-breaching party with respect thereto at law or in equity.

      14.12 Further Assurances. From time to time, as and when requested by one of the parties, the other party will use its commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all such documents and instruments as may be reasonably necessary or appropriate, in the reasonable opinion of counsel for Sellers and Buyer, to consummate and make effective the transactions contemplated by this Agreement.

      14.13 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Authority, the remaining provisions of this Agreement to the extent permitted by Law shall remain in full force and effect provided that the essential terms and conditions of this Agreement for both parties remain valid, binding and enforceable and provided that the economic and legal substance of the transactions contemplated is not affected in any manner materially adverse to any party. In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by Law, the parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

      14.14 Representation by Counsel; Interpretation. Sellers and Buyer each acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of Buyer and Sellers.

            IN WITNESS WHEREOF, the parties, acting through their duly authorized agents, have caused this Agreement to be duly executed and delivered as of the date first above written.


GTE ARKANSAS INCORPORATED                    CENTURYTEL, INC.

By:  /s/ William M. Edwards, III             By:  /s/ R. Stewart Ewing, Jr.
Name:    William M. Edwards, III             Name:    R. Stewart Ewing, Jr.
Title:   VP - Property Repositioning         Title:   Executive Vice President
                                                      and CFO

GTE MIDWEST INCORPORATED

By:  /s/ William M. Edwards, III
Name:    William M. Edwards, III
Title:   VP - Property Repositioning

GTE SOUTHWEST INCORPORATED

By:  /s/ William M. Edwards, III
Name:    William M. Edwards, III
Title:   VP - Property Repositioning